ASSET PURCHASE AGREEMENT

	Seller:	THE FORECAST GROUP, L.P.
	Buyer:	HOVNANIAN ENTERPRISES, INC.
	Dated:	January 4, 2002


SECTION 1.     DEFINITIONS; PURCHASE AND SALE; CLOSING	2
1.1	Definitions	2
1.3	Purchase of the Assets by the Buyer	11
1.4	Disposition of Buyer's Shares by the Seller	12
1.5	Call Right	14
1.6	Purchase Price Adjustment	14
1.7	Option to Purchase Premier	15
1.8	Closing	15
1.9	Purchase Price Allocation	16
1.10	Further Assurances	16
1.11	Representative	16
1.12	Satisfaction of Debt	16
SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE SELLER	16
2.1	The Assets	17
2.2	Material Contracts	18
2.3	Permits	19
2.4	Real Property	19
2.5	Operating Condition	21
2.6	Insurance	21
2.7	Bank Accounts, Powers, etc.	21
2.8	Compliance with Applicable Laws	22
2.9	No Brokers or Finders	22
2.10	Environmental Compliance	22
2.11	Information Generally	23
2.12	No Conflicts; Government Approvals; Third-Party Consents	23
2.13	Legal Proceedings	23
2.14	Acquisition for Investment	23
2.15	Construction Defect Claims	23
2.16	Taxes	24
SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE BUYER	24
3.1	Organization and Related Matters	24
3.2	Authorization	24
3.3	Licenses Held by the Seller	25
3.4	No Conflicts; Government Approvals; Third-Party Consents	25
3.5	No Brokers or Finders	25
3.6	Legal Proceedings	25
3.7	Financing	25
3.8	SEC Reports; Financial Statements	26
3.9	Compliance with Requirements for Short-Form Registration	26
3.10	Capitalization	26
3.11	No Vote Required	26
3.12	Not an Investment Company	27
3.13	Registration of the Buyer's Shares; Securities Laws
Compliance	27
SECTION 4.     COVENANTS PRIOR TO CLOSING	27
4.1	Access	27
4.2	Preservation of Business Prior to the Closing Date	28
4.3	Notification of Certain Matters	28
4.4	Permits and Approvals	28
4.5	Reserved Insurance	29
SECTION 5.     ADDITIONAL CONTINUING COVENANTS	29
5.1	Non-Competition	29
5.2	Nondisclosure of Proprietary Data	30
5.3	Tax Cooperation	31
5.4	Access to Books and Records	31
5.5	Registration of the Buyer's Shares	31
5.6	Change of Control	33
SECTION 6.     CONDITIONS OF PURCHASE	33
6.1	General Conditions	33
6.2	Conditions to Obligations of the Buyer	33
6.3	Conditions to Obligations of the Seller	35
SECTION 7.     TERMINATION OF OBLIGATIONS; SURVIVAL	37
7.1	Termination of Agreement	37
7.2	Effect of Termination	37
7.3	Effect of Closing Over Known Unsatisfied Conditions	38
SECTION 8.     INDEMNIFICATION	38
8.1	Indemnification by Seller and Previti	38
8.2	Indemnification by the Buyer	39
8.3	Procedure	40
8.4	Survival	41
8.5	Indemnification Thresholds	41
SECTION 9.     LIMITATION OF REMEDIES	42
9.1	Breach of Representations	42
9.2	No Other Warranties	42
9.3	No Personal Liability of Any Other Person	42
9.4	Failure to Perform Obligations	42
SECTION 10.   GENERAL	42
10.1	Amendments; Waivers	42
10.2	Schedules; Exhibits; Integration	42
10.3	Efforts; Further Assurances	42
10.4	Governing Law	43
10.5	Transfer; Successors and Assigns	43
10.6	Headings	43
10.7	Counterparts	43
10.8	Publicity and Reports	43
10.9	Confidentiality	43
10.10	Appointment of Reference; Waiver of Jury Trial	44
10.11	Parties in Interest	44
10.12	Knowledge Convention	44
10.13	Notices	44
10.14	Expenses	46
10.15	Remedies; Waiver	46
10.16	Attorneys' Fees	46
10.17	Representation by Counsel; Interpretation	46
10.18	Severability	46
10.19	No Offset by Buyer	47
10.20	No Offset by the Seller or Previti	47
10.21	Cross Default with Securities Purchase Agreement	47
Exhibits
Exhibit A	Assets and Hold-Back Properties
Exhibit B	Form of Lot Option Agreement
Exhibit C	Form of ROFO Agreement
Exhibit D	Form of Non-Competition and Option Agreement
Exhibit E	Form of Park Meadows Option Agreement
Exhibit F	Form of Consulting Agreement
Exhibit G	Form of Forecast Development Option and Purchase Agreement
Exhibit H	Form of Indemnification and Release Agreement
Exhibit I	Previti Projects
Exhibit J	Form of the Seller's Certificate
Exhibit K	Form of OM&M Legal Opinion
Exhibit L	Form of the Buyer's Certificate
Exhibit M	Form of the ST&B Legal Opinion
Exhibit N	Form of Assignment and Assumption Agreement

Schedules
Schedule 1.1	Consolidated Forecast Entities
Schedule 1.9	Purchase Price Allocation Schedule
Schedule 1.12	Debt
Schedule 2.6.1	Policies
Schedule 5.1.1	Excluded Employees
Schedule 5.1.2	Permissible Condominium Projects
Schedule 6.3.4	Assumption of Guarantees

Buyer's Disclosure Schedule
Seller's Disclosure Schedule

A S S E T   P U R C H A S E   A G R E E M E N T
THIS ASSET PURCHASE AGREEMENT is entered into as of January (2), 2002
(the "Effective Date"), by and among (a)HOVNANIAN ENTERPRISES, INC., a Delaware corporation (the "Buyer"), (b)THE FORECAST GROUP, L.P., a California limited partnership (the "Seller"), and (c)JAMES P. PREVITI, an individual ("Previti").
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.	Prior to the Effective Date, the Parties hereto (among others)
entered into an Option Agreement dated as of October 27, 2001 (the "Option Date") pursuant to which the Seller, Forecast PP2, LLC, a Delaware limited liability company, and Forecast Homes, Inc., a California corporation (Forecast PP2, LLC and Forecast Homes, Inc. shall collectively be referred to as the "Securities Sellers"), granted to the Buyer, in exchange for Two Million Dollars ($2,000,000) (the "Option Consideration"), the option to purchase (a) the limited partnership interest and the general partnership interest (the "Securities") of Securities Partnership, L.P., a California limited partnership (the "Securities Partnership") pursuant to the Securities Purchase Agreement (as defined in Recital C below), and (b) certain assets owned by the Seller pursuant to this Agreement.
B.	As of the Effective Date, the Seller is the owner of the assets listed on Exhibit A (the "Assets and Hold-Back Properties") attached hereto.
C.	Simultaneously herewith, the Buyer, the Securities Sellers and
Previti are entering into an agreement dated as of the Effective Date (the "Securities Purchase Agreement") pursuant to which the Buyer shall purchase all of the Securities from the Securities Sellers.
D.	At the Closing (and as a condition thereto), the Buyer and
Previti shall enter into a lot option agreement (the "Lot Option Agreement") in the form attached hereto as Exhibit B (the "Form of Lot Option Agreement") pursuant to which the Buyer shall have the option to purchase the Hold-Back Properties.
E.	At the Closing (and as a condition thereto), the Buyer and
Previti shall enter into an agreement (the "ROFO Agreement") in the form attached hereto as Exhibit C (the "Form of ROFO Agreement") pursuant to which Previti shall grant to the Buyer a right of first offer with respect to certain real property described therein.
F.	At the Closing (and as a condition thereto), the Buyer, Premier
Group, Inc., a California corporation ("Premier"), and Prestige Homes, L.P., a California limited partnership ("Prestige"), shall enter into an agreement (the "Non-Competition and Option Agreement") in the form attached hereto as Exhibit D (the "Form of Non-Competition and Option Agreement") pursuant to which each of Premier and Prestige shall agree, as more particularly set forth therein, to certain restrictions on its ability to (a) compete with the Buyer in the Homebuilding Business (as defined herein), and (b) solicit certain persons for employment.
G.	At the Closing (and as a condition thereto), the Buyer and
Previti shall enter into an option agreement (the "Park Meadows Option Agreement") in the form attached hereto as Exhibit E (the "Form of Park Meadows Option Agreement") pursuant to which the Buyer shall have the option to purchase certain real property described therein.
H.	At the Closing (and as a condition thereto), the Buyer and
Previti shall enter into a consulting agreement (the "Consulting Agreement") in the form attached hereto as Exhibit F (the "Form of Consulting Agreement") pursuant to which Previti shall provide certain consulting services to the Buyer with respect to the Homebuilding Business.
I.	At the Closing (and as a condition thereto), the Buyer and
Forecast Development, L.P., a California limited partnership ("Forecast Development"), shall enter into an agreement (the "Forecast Development Option and Purchase Agreement") in the form attached hereto as Exhibit G (the "Form of Forecast Development Option and Purchase Agreement") pursuant to which Forecast Development shall grant to the Buyer an option to purchase Forecast Development's limited partnership interest in Premier.
J.	At the Closing (and as a condition thereto), the Buyer and the
Seller shall enter into an indemnification and release agreement (the "Indemnification and Release Agreement") in the form attached hereto as Exhibit H (the "Form of Indemnification and Release Agreement") pursuant to which (a)the Buyer shall indemnify and release the Seller with respect to any claims with respect to the Assets, and (b)the Seller shall indemnify and release the Buyer with respect to any claims regarding the Excluded Assets.
K.	Prior to the Effective Date, the Buyer shall have delivered to the Seller a copy of the resolutions adopted by the Buyer's Board approving the execution, delivery, and performance of this Agreement and the transactions contemplated hereby and each agreement, certificate, instrument or other document to be delivered pursuant hereto to which the Buyer is a party.
L.	Subject to the terms and conditions of this Agreement, the Seller desires to sell and the Buyer desires to buy all of the Assets at the Closing in consideration for, among other things, the Purchase Price.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the Parties, the Parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1. DEFINITIONS; PURCHASE AND SALE; CLOSING
1.1 Definitions.
1.1.1. General.  For all purposes of this Agreement, except as otherwise expressly provided herein:
(a) the terms defined in this Section 1 have the meanings
assigned to them in this Section 1 and include the plural as well as the singular;
(b) all accounting terms not otherwise defined in this
Agreement have the meanings assigned to them under GAAP;
(c) unless otherwise specified, all references in this
Agreement to designated "Sections," subsections and other subdivisions are to the designated Sections, subsections and other subdivisions of the body of this Agreement;
(d) pronouns of either gender or neuter shall include, as
appropriate, the other pronoun forms;
(e) the words "herein," "hereof," "hereby" and "hereunder"
and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision; and
(f) the words "made available" shall mean a document that
(i)is filed with the SEC and accessible on the SEC's website as of the Effective Date, or (ii)was placed in the document room accessible by the Buyer and its representatives for purposes of conducting its due diligence investigation on or before October 22, 2001, or (iii)is referenced in a title report or title policy with respect to Real Property delivered to the Buyer or placed in said room on or before October 22, 2001.
1.1.2. Definitions.  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:
(a) "Account" shall have the meaning set forth in Section
2.7.
(b) "Action" means any action, complaint, claim, demand,
accusation, petition, investigation, suit or other proceeding, including, without limitation, those under or relating to Environmental Laws, whether civil, criminal, administrative or investigative, in Law or in equity, or before any arbitrator or Governmental Entity.
(c) "Additional Consideration" shall have the meaning set
forth in Section 1.6.1.
(d) "Affiliate" means a Person that directly, or indirectly
through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.
(e) "Agreement" means this Asset Purchase Agreement by and
among the Buyer, the Seller and Previti, as the same may be amended or supplemented from time to time in accordance with its terms, together with all of the Exhibits and Schedules attached hereto or incorporated herein by reference.
(f) "Approval" means any approval, authorization, consent,
qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.
(g) "Assets" shall mean all of the assets owned by the
Seller, the Consolidated Forecast Entities and Previti (other than the Excluded Assets) that are primarily used in the Homebuilding Business, including, without limitation, those which are listed as Assets on Exhibit A attached hereto.
(h) "Auditors" means Ernst & Young LLP, independent public
accountants.
(i) "Buyer" shall have the meaning set forth in the
introductory paragraph of this Agreement.
(j) "Buyer's Board" shall mean the board of directors of the
Buyer.
(k) "Buyer's SEC Reports" shall mean the following reports
filed by the Buyer with the SEC, in the form filed with the SEC, except to the extent permitted by Regulation S-T under the Securities Act: (i)its Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal years ended September 30, 2000 and September 30, 2001, (ii)its Proxy Statement for its 2001 Annual Meeting of Shareholders, (iii)its Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, (iv)any Current Reports on Form 8-K filed by it after September 30, 2001, and (v)any amendments and supplements to any such reports filed by the Buyer with the SEC.
(l) "Buyer's Shares" shall mean the Common Stock conveyed to
Seller pursuant to Section 1.3.1 hereof.
(m) "Call Payment" shall have the meaning set forth in
Section 1.5.
(n) "Cash Purchase Portion" shall have the meaning set forth in Section 1.3.1.
(o) "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as subsequently amended.
(p) "Change of Control" shall mean, in a transaction or
series of related transactions, (i) the liquidation, winding up, or dissolution of the Buyer, whether voluntary or involuntary, (ii) the sale of all or substantially all of the assets of the Buyer, (iii) the reorganization or recapitalization of the Buyer, or (iv) the sale, merger, or consolidation of the Buyer in which the holders of the securities of the Buyer immediately prior to such transaction(s) hold less than fifty percent (50%) of the voting power of the surviving entity after such transaction(s).
(q) "Change of Control Payment" shall have the meaning set
forth in Section 1.4.4.
(r) "Closing" means the consummation of the purchase and
sale of the Assets pursuant to the terms of this Agreement.
(s) "Closing Date" shall mean February 1, 2002 or such other date as the Parties may mutually agree in writing.
(t) "Closing Price" shall have the meaning set forth in
Section 1.3.1.
(u) "Closing Refund" shall have the meaning set forth in
Section 1.6.1.
(v) "Code" means the Internal Revenue Code of 1986, as
amended, and the rules and regulations promulgated thereunder.
(w) "Collateral Agreements" means, collectively, the Lot
Option Agreement, the ROFO Agreement, the Non-Competition and Option Agreement, the Park Meadows Option Agreement, the Forecast Development Option and Purchase Agreement, the Consulting Agreement, the Assignment and Assumption Agreement and the Indemnification and Release Agreement.
(x) "Common Stock" shall mean shares of the Class A common
stock of the Buyer, par value $.01 per share.
(y) "Consolidated Forecast Entities" means, collectively,
the entities listed on Schedule 1.1 attached hereto, and their subsidiaries and predecessors engaged in the Homebuilding Business.
(z) "Consolidated Net Worth" means the aggregate book value
of the Hold-Back Properties, the Assets and the Securities, plus any amounts credited to or deposited by or on behalf of (i) the Seller with respect to any Contract relating to the Assets, or (ii) the Securities Partnership with respect to any Contract less any Liabilities relating to the Assets of the Consolidated Forecast Entities and assumed by Buyer pursuant to this Agreement, the Securities Agreement or any Collateral Agreement (other than the Excluded Liabilities); provided, however, that the determination of the Consolidated Net Worth shall not take into account any stepped-up basis of the Assets resulting from the transactions contemplated hereby.
(aa) "Consulting Agreement" shall have the meaning set forth in Recital H.
(bb) "Contract" means any agreement, arrangement, bond,
commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing, entered into by the Buyer, the Seller or any of the Consolidated Forecast Entities, as applicable, specifically excluding, however, the Collateral Agreements.
(cc) "Controlled Entity" means any entity (i) in which the
direct or indirect beneficial ownership (as described in Rule 13d-3 under the Exchange Act) of at least fifty-one percent (51%) of its voting securities is held by Previti, or (ii) with respect to which Previti has the contractual right to exercise control.
(dd) "Covered Counties" shall have the meaning set forth
in Section 5.1.2.
(ee) "Day" shall mean Larry R. Day, a natural person.
(ff) "days" shall mean calendar days, unless specifically
provided to the contrary in a particular instance in this Agreement.
(gg) "Debt" shall have the meaning set forth in Section
1.12.
(hh) "Development Status" shall have the meaning set forth
in Section 2.4.1.
(ii) "Disclosure Schedule" means a disclosure schedule
attached to this Agreement and prepared by or on behalf of the Buyer or the Seller, as applicable, which disclosure schedules set forth with specificity exceptions to the representations and warranties of the Buyer and the Seller, respectively, contained in this Agreement.
(jj) "Divestiture Period" shall have the meaning set forth in
Section 1.4.2.
(kk) "Effective Date" means the date this Agreement is
duly authorized, executed and delivered by each Party to the other, as more particularly set forth in the introductory paragraph of this Agreement.
(ll) "Encumbrance" means any claim, charge, mortgage, title
restriction, title defect, easement, encumbrance, lease, covenant, security interest, hypothecation, lien, option, pledge, rights of others, or restriction of any kind, imposed by Contract or Law, except for any restrictions on transfer generally arising under any applicable federal or state securities law.
(mm) "Environmental Laws" means any past or present
federal, state or local codes, regulations, rules, statutes, ordinances or similar items of any Governmental Entities, and any covenants running with the land, that relate to environmental, health, industrial hygiene, pollution, or safety matters, including, without limitation, the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, any other applicable Laws of any jurisdiction in which any of the Combined Forecast Entities is conducting or has during any specifically referenced time period set out in this Agreement conducted business and any judicial or administrative decrees, interpretations, judgments or Orders with respect thereto.
(nn) "Environmental Reports" shall have the meaning set
forth in Section 2.4.9.
(oo) "Equity Securities" means any capital stock or other
equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.
(pp) "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and the related regulations and published interpretations.
(qq) "Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.
(rr) "Excluded Assets" shall mean, collectively, the Hold-
Back Property and the Previti Projects.
(ss) "Excluded Employees" shall have the meaning set forth in
Section 5.1.1.
(tt) "Excluded Liabilities" shall mean any and all known and unknown Liabilities (i)associated with the Excluded Assets or arising as a result of or in connection with the ownership or use of the Excluded Assets by the Seller, including, without limitation, under any Environmental Law, and (ii)of the Seller, Previti or any of their Affiliates relating to, pertaining to, or arising out of the Assets with respect to income or other Taxes for periods or portions thereof ending on or prior to the Closing Date, including, without limitation, any Taxes arising in connection with the consummation of the transactions contemplated hereby.
(uu) "Executive Officers" means, (i)with respect to the
Seller, collectively, Messrs. Previti, Day, Glankler and Richard Munkvold, and (ii)with respect to the Buyer, collectively, Messrs. Ara Hovnanian, Geaton DeCesaris, Peter Reinhart and Larry Sorsby.
(vv)  "Exhibit" means an exhibit attached to, or
incorporated by reference in, this Agreement.
(ww) "Final Balance Sheet" shall have the meaning set
forth in Section 1.6.2.
(xx) "Financial Statements" means the audited financial
statements dated October 31, 2001 prepared by the Auditors with respect to the assets and liabilities of the Seller.
(yy) "Forecast Development" shall have the meaning set
forth in Recital I.
(zz) "Forecast Development Option and Purchase Agreement"
shall have the meaning set forth in Recital I.
(aaa) "Fundamental Default" means a default (beyond any
applicable cure period) by the Buyer under any of Section 1.3, 1.4.4, 1.4.5,
1.5 or 1.6.1.
(bbb) "GAAP" means generally accepted accounting principles
in the United States, as in effect from time to time, consistently applied.
(ccc) "Glankler" shall mean Frank Glankler, a natural
person.
(ddd) "Governmental Entity" means any government or any
agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
(eee) "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.
(fff) "Hazardous Substance" means substances that are
defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "solid wastes," "oil," "petroleum," "hazardous materials," "hazardous wastes" or "toxic substances."
(ggg) "Hold-Back Properties" shall mean those properties
listed as Hold-Back Properties on Exhibit A attached hereto.
(hhh) "Homebuilding Business" means the business of the
Consolidated Forecast Entities, including, by way of limitation, the construction of single-family, for sale residential housing and the sale-leaseback of model homes in the applicable homebuilding communities.
(iii) "Indemnifiable Claim" means any Loss for or against
which any party is entitled to indemnification as set forth in Section 5.6 or
8.
(jjj) "Indemnification and Release Agreement" shall have the meaning set forth in Recital J.
(kkk) "Indemnified Party" means the party entitled to
indemnity as set forth in Section 8.
(lll) "Indemnifying Party" means the party obligated to
provide indemnification as set forth in Section 8.
(mmm) "IRS" means the Internal Revenue Service or any
successor entity.
(nnn) "knowledge of the Buyer" and words of similar import
and effect shall have the meaning set forth in Section 10.12.
(ooo) "knowledge of the Seller" and words of similar import
and effect shall have the meaning set forth in Section 10.12.
(ppp) "Law" means any constitutional provision, statute or
other law, rule, regulation, or interpretation of any Governmental Entity and any Order.
(qqq) "Liability" means any liability or obligation of any
kind, character or description, contingent or otherwise, known or unknown, whether liquidated or unliquidated, secured or unsecured, and/or joint or several.
(rrr) "Lock-Out Period" shall have the meaning set forth in
Section 1.4.1.
(sss) "Loss" means any cost, damage, disbursement, expense,
liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, contingent or otherwise, that is not recaptured through insurance proceeds or any other form of rebate, credit or reimbursement, including, without limitation, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement.
(ttt) "Lot Option Agreement" shall have the meaning set forth in Recital D.
(uuu) "Market Price," as applied to any publicly-traded
class of security on any specified day, means the average closing market price (regular way) of such security on the New York Stock Exchange (or any other major exchange on which such security is listed or any market on which such security is included) for the trailing five (5)-trading days at the close of markets immediately preceding the specified day.
(vvv) "material adverse effect," means, with respect to a
Person or a specific parcel of Real Property or the Homebuilding Business, as applicable, any change or effect that has resulted or could reasonably be expected to result in Losses, together with any other change or effect, suffered in excess of Five Hundred Thousand Dollars ($500,000); provided, however, that a decline or forecasted decline in general economic conditions or matters generally affecting homebuilding businesses in one or more real estate markets in which such Person conducts business or operates or any Real Property is located, or homebuilding companies in general (including, without limitation, the cost or availability of energy or energy-related products, changes in or affecting interest rates, securities markets, accounting principles, practices or conventions, applicable laws and regulations, homebuilding starts, closings, building and/or permit moratoria, zoning changes or comparable events or events in the nature of the foregoing) shall not be deemed to have a material adverse effect.
(www) "Material Contract" shall have the meaning set forth
in Section 2.2.1.
(xxx) "Maximum Proceeds" shall have the meaning set forth
in Section 1.4.5.
(yyy) "Maximum Share Allocation" shall mean that number of
Buyer's Shares equal to nineteen and nine-tenths percent (19.9%) of the number of all shares of outstanding Common Stock as of the end of the trading day on the Closing Date.
(zzz) "Minimum Proceeds" shall have the meaning set forth
in Section 1.4.5.
(aaaa) "Monthly Repurchase Amount" shall have the meaning
set forth in Section 1.3.2.
(bbbb) "Monthly Repurchase Price" shall have the meaning set forth in Section 1.3.2.
(cccc) "Monthly Sale Amount" shall have the meaning set
forth in Section 1.4.2.
(dddd) "Net Worth Deficiency" shall have the meaning set
forth in Section 1.6.1.
(eeee) "Net Worth Surplus" shall have the meaning set forth
in Section 1.6.1.
(ffff) "Non-Competition and Option Agreement" shall have the meaning set forth in Recital F.
(gggg) "Notice of Dispute" shall have the meaning set forth
in Section 1.6.2.
(hhhh) "Option Consideration" shall have the meaning set
forth in Recital A.
(iiii) "Option Date" shall have the meaning set forth in
Recital A.
(jjjj) "Order" means any decree, injunction, judgment,
order, ruling, assessment or writ, including, without limitation, those arising under any Environmental Law.
(kkkk) "Park Meadows Option Agreement" shall have the
meaning set forth in Recital G.
(llll) "Party" means any party to this Agreement.
(mmmm) "Permit" means any license, permit, franchise,
certificate of authority, order or any waiver of the foregoing, required to be issued by any Governmental Entity.
(nnnn) "Permitted Encumbrance" shall have the meaning set
forth in Section 2.4.2.
(oooo) "Person" means any association, corporation,
individual, partnership, limited liability company, trust or any other entity or organization, including any Governmental Entity.
(pppp) "Policies" shall have the meaning set forth in
Section 2.6.1.
(qqqq) "Premier" shall have the meaning set forth in Recital
F.
(rrrr) "Premier Option" shall have the meaning set forth in
Section 1.7.
(ssss) "Premier Shareholders" shall have the meaning set
forth in Section 1.7.
(tttt) "Previti" has the meaning set forth in the
introductory paragraph of this Agreement.
(uuuu) "Previti Projects" shall mean the assets transferred
by the Seller to a third-party prior to the Effective Date and listed on
Exhibit I (the "Previti Projects") attached hereto.
(vvvv) "Property Documents" shall have the meaning set
forth in Section 2.4.2.
(wwww) "Purchase Price" shall have the meaning set
forth in Section 1.3.1.
(xxxx) "Real Property" shall have the meaning set forth in
Section 2.4.1.
(yyyy) "Recital" shall mean one of the introductory
paragraphs to this Agreement.
(zzzz) "Registration Deadline" shall have the meaning set
forth in Section 1.3.2.
(aaaaa) "Registration Statement" shall have the meaning set
forth in Section 5.5.1.
(bbbbb) "Representative" shall mean Previti (and any designee or nominee so named by Previti).
(ccccc)  "ROFO Agreement" shall have the meaning set forth in
Recital E.
(ddddd) "Sale Proceeds" shall mean the aggregate sales
proceeds (net of any and all out-of-pocket costs, brokers' fees, filing fees and other related transaction costs, fees and expenses) from the sales or sales by Previti from time to time of the Buyer' Shares (whether such sales are on the open market or to the Buyer pursuant to the terms of this Agreement) during any specified time period or for any specified number of Buyer's Shares in accordance with Section 1.4.
(eeeee) "Salomon" shall mean Salomon Smith Barney Inc.
(fffff) "Schedule" means any schedule attached to, or
incorporated by reference in, this Agreement.
(ggggg) "SEC" shall mean the United States Securities and
Exchange Commission.
(hhhhh) "SEC Reports" means reports filed by a Person with
the SEC.
(iiiii) "Securities" shall have the meaning set forth in
Recital A.
(jjjjj) "Securities Act" shall mean the Securities Act of
1933, as amended, and the rules and regulations promulgated thereunder. (kkkkk) "Securities Partnership" shall have the meaning set forth in Recital A.
(lllll) "Securities Purchase Agreement" shall have the
meaning set forth in Recital C.
(mmmmm) "Securities Sellers" shall have the meaning set
forth in Recital A.
(nnnnn) "Seller" has the meaning set forth in the
introductory paragraph of this Agreement.
(ooooo) "Share Allocation" shall have the meaning set forth
in Section 1.3.1.
(ppppp) "Subsidiary" means any Person in which the Buyer has a direct or indirect equity or ownership interest in excess of ten percent
(10%).
(qqqqq) "Tax" means any foreign, federal, state, county or
local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, and any interest and/or penalties (civil or criminal) or addition to tax related thereto or to the nonpayment thereof. (rrrrr) "Tax Proceeding" shall have the meaning set forth in
Section 5.3.
(sssss) "Tax Return" means a report, return or other
information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Consolidated Forecast Entities including any amendments thereof.
(ttttt) "Title Company" means Orange Coast Title Company in
Santa Ana, California (Attention: Ms. Kathy Danneman).
(uuuuu) "Title Policy" means for each parcel of Real
Property, a CLTA Standard Coverage Owner's Policy of Title Insurance (with no endorsements thereto and no indemnification provided to the Title Company by Seller), with an effective date as of the Closing Date naming the Buyer as the insured.
(vvvvv) "Transfer" means the transfers by the Seller of
(i)the Excluded Assets to a third party, and (ii)certain intangible property to Securities Partnership.
(wwwww) "WARN Act" means the Worker Adjustment and
Retraining Notification Act.
1.2 Transfer of the Assets by the Seller and Assumption of Liabilities
by the Buyer. Subject to the terms and conditions of this Agreement, (a)the Seller shall sell all of the Assets to the Buyer on the Closing Date, and
(b)the Buyer shall assume all of the Liabilities associated with the Assets and Securities (but specifically excluding the Excluded Liabilities).
1.3 Purchase of the Assets by the Buyer.
1.3.1. Purchase Price.  Subject to the terms and conditions of this Agreement, the Buyer shall purchase the Assets from the Seller for a purchase price of One Hundred Fifteen Million Five Hundred Thousand Dollars ($115,500,000) (the "Purchase Price"), of which (a)Seventy Million Dollars ($70,000,000) shall be payable in cash (the "Cash Purchase Portion"), and
(b)Forty-Five Million Five Hundred Thousand Dollars ($45,500,000) shall be payable in Common Stock, the number of shares of which shall not exceed the Maximum Share Allocation, and shall be determined by dividing Forty-Five Million Five Hundred Thousand Dollars ($45,500,000) by the Market Price of the Common Stock on the Closing Date (the "Closing Price"), and rounding such quotient to the nearest number of whole shares (the "Share Allocation"). In the event that the calculation set forth above yields a number of shares of Common Stock that exceeds the Maximum Share Allocation, then (i) Buyer shall pay to the Seller cash (which shall be deemed a part of the Cash Purchase Portion) in an amount equal to the Closing Price multiplied by the number equal to the difference between the Share Allocation and the Maximum Share Allocation, and (ii) the Share Allocation shall be deemed equal to the Maximum Share Allocation. The amount of the Cash Purchase Portion and the Share Allocation shall be subject to adjustment as provided below, and from and after any such adjustment(s), the terms "Buyer's Shares," "Share Allocation" and "Purchase Price" shall refer to such adjusted amounts.
1.3.2. Registration of the Buyer's Shares.  After the Closing
Date, in accordance with Section 5.6, the Buyer shall cause all of the Buyer's Shares to be fully registered under the Securities Act and freely transferable. The Buyer shall inform the Seller of the form and content of the financial statements of the Consolidated Forecast Entities that the Buyer reasonably and in good faith expects the SEC to require (with specific reference to the applicable SEC rule or comment). The Seller agrees to use commercially reasonable efforts, in good faith, to prepare the financial statements of the Consolidated Forecast Entities so that the form and content of such financial statements are consistent with the previous sentence. If for any reason the Buyer does not or is unable to fully register all of the Buyer's Shares under the Securities Act on or before the day that is six (6) months after the Closing Date (the "Registration Deadline"), then the Buyer shall purchase all of the Buyer's Shares from the Seller as follows:
(a) On or before the fifth (5th) day of each calendar month
following the Registration Deadline, for eighteen (18) consecutive months, the Buyer shall, in accordance with this Section 1.3.2, purchase from the Seller a number of the Buyer's Shares equal to the Share Allocation divided by eighteen (the "Monthly Repurchase Amount").
(b) The purchase price to be paid by the Buyer to the Seller for the purchase of the Buyer's Shares pursuant to subsection (a) above shall be the Market Price as of the day of repurchase multiplied by the Monthly Repurchase Amount (the "Monthly Repurchase Price").
(c) The Buyer shall remit the Monthly Repurchase Price
within two (2) business days of its receipt of the certificates representing the applicable Buyer's Shares and any stock powers or endorsements necessary to evidence the transfer of the applicable Buyer's Shares to the Buyer.
(d) Within five (5) days after the final repurchase by the
Buyer of the Buyer's Shares in accordance with this Section 1.3.2, the Buyer or the Seller, as the case may be, shall make any payment to the other that may be required by either Section 1.4.5(a) or 1.4.5(b).
1.3.3. Equitable Adjustment.  The Share Allocation shall be
subject to proportionate adjustment in the event of any stock split, reverse stock split, dividend payable in stock, reclassification, combination or extraordinary distribution, or any other event in the nature of any of the foregoing, whereby the Buyer issues, without consideration, additional shares of its Common Stock with a record date prior to the Closing Date, and in such case the term "Buyer's Shares" shall refer to such adjusted amount.
1.4 Disposition of Buyer's Shares by the Seller.
1.4.1. Lock-Out Period.  Subject to Section 1.4.4, during the period from the Closing Date to the last day of the calendar month in which the six (6) month anniversary of the Closing Date occurs (the "Lock-Out Period"), the Seller shall not sell the Buyer's Shares without the Buyer's prior written consent. The Parties agree that the Seller may, in its sole and absolute discretion, at any time, pledge and/or hypothecate the Buyer's Shares; provided, however, that the lender thereunder shall agree in writing to take such pledge or hypothecation subject to the terms of this Agreement applicable to the Buyer's Shares.
1.4.2. Divestiture Period.  Subject to Section 1.4.4, during the period between the first day following the Lock-Out Period and the last day of the calendar month in which the two (2) year anniversary of the Closing Date occurs (the "Divestiture Period"), the Buyer and the Seller shall cause a third party mutually selected by the Buyer and the Representative to sell all of the Buyer's Shares pursuant to the following procedures:
(a) The Buyer shall pay for any and all (i)brokers' fees and commissions incurred in connection with any disposition of the Buyer's Shares, and (ii)out-of-pocket costs, brokers' fees and commissions, filing fees, auditing fees and other related transaction costs, fees and expenses incurred by the Seller in connection with any unusual transaction for the sale of the Buyer's Shares if such sale transaction is proposed by the Buyer.
(b) The Buyer shall have the right to select the broker
engaged in such disposition of the Buyer's Shares if (i) such broker requires a lesser commission arrangement than the broker selected by the Seller, (ii) the Seller consents in writing to the engagement of such broker (which consent shall not be unreasonably withheld or delayed), and (iii) the Buyer's selection of such broker does not in any way prejudice the interests of the Seller.
(c) Each calendar month, the Seller shall sell that number
of the Buyer's Shares (the "Monthly Sale Amount") equal to the Share Allocation divided by eighteen (18), rounded off to the nearest number of whole shares.
1.4.3. Extension of Divestiture Period.  The Divestiture Period
shall be deemed to extend for the necessary number of days required to dispose of the Buyer's Shares pursuant to this Section 1.4.
1.4.4. Change of Control.  In the event of a Change of Control, the Buyer shall, within five (5) days of such Change of Control (a)repurchase any and all remaining outstanding Buyer's Shares for a per share price equal to one hundred and fifteen percent (115%) of the Closing Price (the "Change of Control Payment"), and (b)deliver payment thereof to the Seller, without demand, deduction, offset or delay; provided, however, that such payment shall be net of any adjustment required pursuant to either Section 1.4.5(a) or 1.4.5(b). Within five (5) days after the Seller's receipt of the Change of Control Payment, the Buyer or the Seller, as the case may be, shall make any payment to the other that may be required by either Section 1.4.5(a) or 1.4.5(b).
1.4.5. Adjustment Based on Market Price of the Buyer's Shares.
(a) Minimum Proceeds.  If the aggregate Sales Proceeds from
the sales of the Buyer's Shares (including sales to the Buyer pursuant to
Section 1.3.2, 1.4.4 or 1.5) do not equal or exceed Forty Million Nine Hundred Fifty Thousand Dollars ($40,950,000) (the "Minimum Proceeds"), then the Buyer shall, within five (5) days after the last sale of the Buyer's Shares, deliver to the Seller (without demand, deduction, offset or delay) cash in an amount equal to the difference between (i)the Minimum Proceeds, and (ii)the Sale Proceeds.
(b) Maximum Proceeds.  If, at any time during the
Divestiture Period, the aggregate Sales Proceeds from the sales of the Buyer's Shares (including sales of the Buyer's Shares to the Buyer pursuant to Section 1.3.2, 1.4.4 or 1.5) exceed Fifty-Two Million Three Hundred Twenty-Five Thousand Dollars ($52,325,000) (the "Maximum Proceeds"), then the Seller shall, within five (5) days after the last sale of the Buyer's Shares, deliver to the Buyer (without demand, deduction, offset or delay) (i)cash in an amount equal to the difference between (A)such aggregate Sale Proceeds, and (B)the Maximum Proceeds, and (ii)any and all certificates, stock powers or endorsements required to transfer any remaining unsold Buyer's Shares to the Buyer in exchange for Ten Dollars ($10) in consideration.
(c) Limitations on Adjustments.  The payments of the Buyer
or the Seller required by this Section 1.4.5 shall be made only (i) with respect to those Buyer's Shares sold during the Divestiture Period, and (ii) if none of such sales is a "block" or other non-customary sale or trade at a discount to the then-current Market Price, regular way that were not mutually agreed upon in advance. Any payment made pursuant to this Section 1.4.5 shall be treated as an adjustment to the Purchase Price.
1.5 Call Right. During the time period beginning on the one (1) year anniversary of the Closing Date and ending on the two (2) year anniversary of the Closing Date, the Buyer may elect to repurchase all remaining Buyer's Shares then owned by the Seller by (a) providing not less than ten (10) days' prior written notice to the Representative of such election (which election shall be irrevocable and unconditional), and (b) delivering to the Seller, in exchange for the certificate representing such Buyer's Shares and any necessary stock powers or endorsements, an amount in immediately available funds equal to the product of the number of the then-remaining Buyer's Shares and one hundred fifteen percent (115%) of the Closing Price (the "Call Payment"); provided, however, that such payment shall be net of any adjustment required pursuant to either Section 1.4.5(a) or 1.4.5(b).
1.6 Purchase Price Adjustment.
1.6.1. Closing Refund; Additional Consideration.  If the
Consolidated Net Worth included on the Final Balance Sheet is (a) less than One Hundred Forty-Five Million Dollars ($145,000,000) (the amount of such difference being the "Net Worth Deficiency"), the Seller shall pay to the Buyer an amount, in immediately available funds, equal to the Net Worth Deficiency multiplied by 1.55 (the "Closing Refund"), or (b) greater than One Hundred Forty-Five Million Dollars ($145,000,000) (the amount of such difference being the "Net Worth Surplus"), the Buyer shall pay to the Seller an amount, as additional consideration, in immediately available funds, equal to the Net Worth Surplus multiplied by 1.55 (the "Additional Consideration") and such payment shall be a decrease or an increase in the Purchase Price, as appropriate. Any Closing Refund or Additional Consideration shall be paid within five (5) business days after the Final Balance Sheet becomes final and binding on the Parties pursuant to Section 1.6.2. Any late payment (i) by the Seller of the Closing Refund, or (ii) by the Buyer of the Additional Consideration, shall bear interest at one percent (1%) per month, compounded monthly.
1.6.2. Final Balance Sheet.
(a) The Parties shall cause the Auditors, within sixty (60)
days following the Closing Date, at the Buyer's sole cost and expense, to deliver to each of the Parties, a balance sheet regarding the Consolidated Net Worth as of January 31, 2002 (as it may be adjusted pursuant to this
Section 1.6.2, the "Final Balance Sheet"), together with a written notice stating whether there is a Net Worth Deficiency or a Net Worth Surplus and, if applicable, specifying the amount thereof. During the preparation of the Final Balance Sheet, the Seller shall have the right to be present at each discussion between the Buyer and the Auditors in respect of the audit and to observe the work performed by the Buyer and the Auditors in connection with their preparation of the Final Balance Sheet. After the Closing, the Buyer shall allow the Auditors access to such books and records that were transferred to the Buyer by the Seller at the Closing as the Auditors may reasonably require for such audit. The Final Balance Sheet shall be prepared in accordance with GAAP as the Auditors determine is applicable to an Exchange Act reporting company with registered equity securities. In the event the Closing occurs prior to January 31, 2002, the Buyer shall, from the Closing Date through January 31, 2002, operate the Homebuilding Business in the ordinary course of business, which shall include the sale-leaseback of model homes.
(b) If either of the Parties disputes any item(s) on the
Final Balance Sheet, such disputing Party shall notify the other Party in writing thereof (the "Notice of Dispute") within thirty (30) days after the Auditor's delivery of the Final Balance Sheet to each of the Buyer and the Seller, which Notice of Dispute shall set forth in reasonable detail the items in dispute, the basis for dispute and the amounts being disputed. If neither of the Parties delivers a Notice of Dispute within the aforesaid thirty (30)-day period, the Final Balance Sheet shall become final and binding upon, and non-appealable by, all Parties at the end of such period and any Closing Refund or Additional Consideration evidenced by the Final Balance Sheet delivered pursuant to Section 1.6.2, if applicable, shall be paid pursuant to Section 1.6.1.
(c) If either of the Parties timely delivers a Notice of
Dispute to the other Party, the Representative and the Buyer shall attempt in good faith to resolve such dispute(s). If the Representative and the Buyer are unable to resolve any disputed item(s) within ten (10) business days after the non-disputing Party's receipt of the Notice of Dispute, such disputed item(s) shall be submitted by the disputing Party within five (5) days after the expiration of such ten (10) business day period to one of the "Big 5" accounting firms which is independent of both the Seller and the Buyer and not heretofore engaged by either Party, chosen with the mutual consent of the Representative and the Buyer. This accounting firm shall be instructed to resolve such disputed item(s) based upon the presentations of the Seller and the Buyer within twenty (20) days after the initial submission as aforesaid. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall become final and binding upon, and non-appealable by, all Parties, and the Final Balance Sheet shall become final and binding upon the date of such resolution. The costs and expenses of such resolution, including, without limitation, the costs and fees of the efforts of the accounting firm retained to resolve such dispute, shall be paid by the losing party.
(d) Between the Closing Date and the completion of the Final
Balance Sheet, the Buyer shall afford the Seller and its representatives reasonable access during normal working hours to all books, records, correspondence, files, financial statements, operating data and all other information with respect to the business of the Consolidated Forecast Entities as in existence prior to the Closing Date, and shall provide to the Seller, the Auditors and their respective representatives such operating and financial data and any other information with respect to the business of the Consolidated Forecast Entities, as in existence prior to the Closing Date as they may from time to time reasonably request for the purpose of preparing the Final Balance Sheet and resolving any disputed items. The Seller shall perform those procedures normally performed in a year-end closing and take such other reasonable measures as are reasonably necessary to prepare the Final Balance Sheet. The Buyer shall make reasonably available to the Seller the appropriate officers and employees of the business of the Seller for purposes of assisting the Seller, the Auditors or their respective representatives, at no cost to Seller, in the preparation of the Final Balance Sheet and resolving any disputed items.
1.6.3. Survival.  The Parties' obligations under Sections 1.3,
1.4, 1.5 and 1.6 shall survive the Closing Date and remain in full force and effect.
1.7 Option to Purchase Premier.  On or prior to the Closing Date,
Previti and the other shareholders of Premier at that time (collectively, the "Premier Shareholders"), shall, pursuant to the terms and provisions of the Non-Competition and Option Agreement, grant to the Buyer an option to purchase the assets of Premier (the "Premier Option"). The Premier Option shall terminate, at Previti's sole discretion, upon a Fundamental Default by the Buyer.
1.8 Closing.  The Closing will take place (a) at the offices of
O'Melveny & Myers LLP, 610 Newport Center Drive, Newport Beach, California, at 10:00 a.m. (Pacific Time) on January --, 2002, or (b)on such other date or at such other location as the Representative and the Buyer may mutually agree in writing. In no case shall the Closing occur after the date specified in
Section 7.1, unless extended by the mutual written agreement of the Parties as provided in Section 7.1. At the Closing, the Buyer shall (i)pay the Cash Purchase Portion to the Seller in cash by wire transfer of immediately available federal funds to such account(s) as shall be specified in instructions from the Representative to the Buyer at least three (3) business days prior to the Closing, (ii) issue and deliver the Buyer's Shares to the Seller registered in the name of such Persons in such denominations as shall be specified in instructions from the Representative at least three (3) business days prior to the Closing, and (iii) execute any and all documents that the Seller and any other interested party in the transactions contemplated hereunder shall deem necessary to perfect the intentions of the Parties to this Agreement, including, without limitation, documents reasonably and customarily required by the Title Company and/or any escrow holder.
1.9 Purchase Price Allocation.  The Parties shall not cause to be filed any Tax Return or otherwise take any position for federal or state income Tax purposes which is inconsistent with the allocations set forth on Schedule 1.9 (the "Purchase Price Allocation Schedule") attached hereto, prepared in accordance with the tax rules under Sections 1060 and 755 of the Code which have been agreed upon through arms-length negotiations by the Buyer and the Seller and which represent the respective fair market value of the Assets.
1.10 Further Assurances.  At any time and from time to time after the
Closing Date, upon the written request of the Buyer or the Seller to the other, as applicable, and without any cost or expense to the responding Party, the Buyer and the Seller, as applicable, shall execute and deliver such instruments of conveyance, assignment and transfer and other documents as the Buyer or the Seller, as applicable, may reasonably request to (a) transfer to and vest in the Buyer (or any of its Subsidiaries) and to put the Buyer (or any of its Subsidiaries) in possession of, the Assets, or (b) to otherwise carry out the intent and purposes of this Agreement.
1.11 Representative. The Seller hereby appoints the Representative to represent the Seller in connection with any part or all of the transactions contemplated by this Agreement and to take any and all action on its behalf under this Agreement that may be taken or received by the Seller as to any or all of the transactions contemplated under the terms of this Agreement. Without giving notice to the Seller, the Representative shall have full and irrevocable authority on behalf of the Seller to (a) deal with the Buyer,
(b)accept and give notices and other communications relating to this Agreement, (c) settle any disputes relating to this Agreement, (d) waive any condition to the obligations of the Seller included in this Agreement, (e) execute any document or instrument that the Representative may deem necessary or desirable in the exercise of the authority granted under this Section 1.11, and (f) act in connection with all matters arising out of, based upon, or in connection with, this Agreement and the transactions contemplated hereby. The Buyer shall be entitled to rely on the advice, information, instructions and decisions of the Representative evidenced by a writing signed by him without any obligation independently to verify, authenticate or seek the confirmation or approval of the Representative's advice, information, instructions or decisions or any other facts from the Seller or any other Person. Any certificate to be delivered by the Seller at the Closing may be executed and delivered by the Representative on behalf of the Seller.
1.12 Satisfaction of Debt. The Parties agree that the Buyer shall, simultaneously with the Closing, satisfy any and all debt relating to the Assets or the Homebuilding Business generally set forth on Schedule 1.12 (the "Debt") attached hereto.
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Parties agree that the sale of the Assets shall be without representation or warranty by the Seller, express or implied, except as specifically set forth in this Agreement. Other than with respect to the representations and warranties contained in Sections 2.1.1 and 2.16 (as limited by Section 8.1.1), none of the representations and warranties contained herein shall survive the Closing; provided, however that to the extent that the making of any such representation or warranty constituted actual fraud (and as further limited by Section 8.1.2) on the part of the Seller, the Buyer's right to bring any Action against the Seller thereunder and to such extent shall survive the Closing and shall remain in full force and effect until the date that is ninety (90) days after the expiration of the applicable statutory period; provided, however, such Action shall be filed in accordance with Section 10.10 by the Buyer within ninety (90) days after the Buyer's knowledge thereof or the claim (and the applicable remedy) shall be automatically waived. Except as otherwise specifically indicated on the Seller's Disclosure Schedule as to the particular section as to which an exception is being disclosed, the Seller represents and warrants to the Buyer as follows:
2.1 The Assets.
2.1.1. Ownership at the Closing.  At the Closing, the Seller shall have good and marketable title to, and sole record and beneficial ownership of, the Assets, all of which are to be transferred to the Buyer by the Seller pursuant to this Agreement free and clear of Encumbrances, except Permitted Encumbrances and those exceptions set forth on the Seller's Disclosure Schedule.
2.1.2. Transfer of Unencumbered Title to the Assets.  Upon the
Closing, the Seller shall transfer to the Buyer legal and beneficial ownership of the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances and those exceptions set forth on the Seller's Disclosure Schedule.
2.1.3. Formation; Power and Authority.  The Seller is a duly formed and validly existing limited partnership, in good standing, under the laws of the State of California with the power under the California Revised Limited Partnership Act and its partnership agreement to own, lease and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Assets. The Seller is duly qualified or registered to transact business in each jurisdiction in which it conducts its businesses, except where the failure, individually or in the aggregate, to be so qualified or registered could not reasonably be expected to have a material adverse effect on the assets, business operations, earnings, properties or condition of the Seller. The Seller has made available to the Buyer true, correct and complete copies of all organizational or constituent documents of the Seller and each of the Consolidated Forecast Entities.
2.1.4. Authorization.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Seller have been duly and validly authorized by all necessary partnership action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors' rights generally and equitable principles.
2.1.5. Absence of Certain Changes.  Except as set forth on the
Seller's Disclosure Schedule and with respect to the Transfer, since October 31, 2001, the Consolidated Forecast Entities (a)have preserved and maintained their Assets generally in accordance with past practice, and (b)have not suffered a material adverse effect.
2.1.6. Compliance with Applicable Laws.  Except as denoted in the description of Actions pending against the Seller that is set forth on the Seller's Disclosure Schedule, to the Seller's knowledge, the Consolidated Forecast Entities are in material compliance with all applicable Laws with respect to the Assets, except where the noncompliance, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Assets. Except as denoted in the description of Actions pending against the Seller that is set forth on the Seller's Disclosure Schedule, to the Seller's knowledge, no Action has been filed, commenced or threatened in writing against any of the Consolidated Forecast Entities alleging a failure to so comply with applicable Laws, nor has any Governmental Entity provided any Consolidated Forecast Entities with written notice regarding a present intention to commence an Action based upon the Seller's noncompliance with applicable Laws.
2.1.7. Adequacy of Assets.  The assets of Securities Partnership and the Assets include all assets and properties of every kind and description, real, personal or mixed, tangible or intangible, the use of which is reasonably necessary to enable the Buyer to conduct the Homebuilding Business substantially as conducted prior to the Effective Date.
2.2 Material Contracts.
2.2.1. Descriptions.  The Seller's Disclosure Schedule lists each
Contract (each, a "Material Contract," and collectively, the "Material Contracts") that:
(a) shall obligate the successor owner of any of the Assets
to pay a contractor or subcontractor an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000) over a one (1)-year period;
(b) shall obligate the successor owner of any of the Assets
to pay to any party other than a contractor or subcontractor an amount in excess of Fifty Thousand Dollars ($50,000) over a one (1)-year period;
(c) represents an indenture, loan or credit agreement in
excess of Fifty Thousand Dollars ($50,000), or provides for or evidences a loan or extension of credit, a letter of credit or any security or guaranty in excess of Fifty Thousand Dollars ($50,000) in respect thereof, to which any of the Assets is bound;
(d) provides a guaranty or indemnity (other than indemnities that are provided in the ordinary course of business, e.g., mechanics lien indemnities, among others) by the owner of any of the Assets;
(e) contains a right of first refusal, first offer
obligation or purchase option with respect to any of the Assets, except as otherwise set forth or described in this Agreement and/or the Collateral Agreements;
(f) expressly limits or restricts the ability of the owner
of any of the Assets to conduct any type of business in any manner or place;
and
(g) represents (i)a sales agency, broker or finder Contract,
(ii)a loan origination or customer referral Contract that involves an aggregate payment over a one (1) year period in excess of Fifty Thousand Dollars ($50,000), (iii)consulting, advisory, marketing, management and other service agreements that are not terminable by the owner of any Asset without further liability on not more than thirty (30) days' notice and provides for annual payments per individual agreement exceeding Fifty Thousand Dollars ($50,000), or (iv)a performance, completion, surety or other bond or performance guarantee of more than Fifty Thousand Dollars ($50,000), in each instance to which the owner of any Asset is a party or bound.
True, correct and complete copies of such Material Contracts, including all amendments and supplements, if any, have been made available to the Buyer.
2.2.2. No Breach.  To the Seller's knowledge, the Seller has duly performed, in all material respects, all its obligations under each Material Contract to the extent that such obligations to perform have accrued. Except as specifically set forth on the Seller's Disclosure Schedule, to the Seller's knowledge, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder in any material respect by the Seller has occurred under any Material Contract or will occur as a result of this Agreement.
2.3 Permits.  To the Seller's knowledge, the Seller possesses or currently and reasonably anticipates that the successor owner of the Assets should be able to obtain in the ordinary course of business, all Permits necessary for the lawful development of the Real Property, except where the failure to hold such Permits could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the value of such Real Property as fully developed.
2.4 Real Property.
2.4.1. Real Property.  The Seller's Disclosure Schedule sets forth an identifying description or, if available, the street address of each parcel of real property owned by the Seller and included in the Assets. The real property to be sold by the Seller to the Buyer pursuant to this Agreement is referred to herein as the "Real Property." The Seller's Disclosure Schedule also sets forth the general (not detailed) development status of each project included in the Assets and the Seller's reasonable good faith estimate of the projected finished lot cost thereof, exclusive of any and all fees and expenses of any kind or amount owed or to be paid to unaffiliated third parties (the "Development Status"); provided, however, that such good faith estimate shall not constitute a covenant or a guarantee of any kind of nature. With regard to lots on which a single-family residence may be constructed, to the Seller's knowledge, such lots have or are reasonably expected to obtain access to streets that are, or in the future will be, dedicated public rights-of-way or private roadways that are reasonably expected to be connected to and serviced by electric, gas, sewage, telephone, cable television and water facilities upon the payment of customary fees; and the grading thereof has or is reasonably expected to be completed pursuant to approved grading and drainage plans. Building permits and (upon the completion of the applicable single-family residence final inspection and approval by the local Governmental Entity) certificates of occupancy (or their equivalent) have been, or are reasonably expected to be, obtained (upon payment of applicable fees therefor where required by the applicable municipality, the recording of the final plat and/or the completion of necessary on- and off-site improvements) for all such Real Property. Except as set forth on the Seller's Disclosure Schedule, with regard to the Real Property which is not yet ready for construction of a single-family residence, to the Seller's knowledge, there are no material, unusual matters which would likely prevent, prohibit, impair or materially delay the currently intended development, use or occupancy of such Real Property, taken as a whole, or cause the most recent projected finished lot cost (as listed on the Seller's Disclosure Schedule) to be materially exceeded. No forward-looking statements shall constitute predictions, guarantees or assurances of actual future results or the likelihood of such results.
2.4.2. Good and Marketable Title.
(a) To the Seller's knowledge, based solely upon its review
of owner's policies of title insurance from independent title companies, the Seller has good and marketable title in fee simple to the Real Property, subject only to (i)the Encumbrances listed on the Seller's Disclosure
Schedule including, without limitation, the exceptions described in the Seller's title insurance policies for each parcel of the Real Property, (ii) liens for Taxes not yet due and payable, and (iii) such imperfections of title, pledges, liens and encumbrances, if any, as do not (A) materially detract from the value or materially interfere with the present or intended use of the Assets, (B)cause or result in any absence, loss or reversion of title, or (C) cause or result in any restriction on or inability to transfer title (the items set forth in clauses (i), (ii) and (iii) above, being referenced to herein as "Permitted Encumbrances"). True, correct and complete copies of any existing surveys, plans, plats and material documents, if any, which the Seller believes to be directly related to the current state of the entitlements appurtenant to the Real Property (collectively, the "Property Documents") have been made available to the Buyer, in each case to the extent in the Consolidated Forecast Entities' possession. Other than as set forth on the Seller's Disclosure Schedule, the Seller has no rights to acquire any real property other than the Real Property.
(b) The Seller has, to the Seller's knowledge, valid and
binding title insurance policies and/or commitments to issue valid and binding title insurance policies with respect to all Real Property. Copies of such title insurance policies and commitments to issue title insurance policies have been made available to the Buyer.
2.4.3. No Condemnation.  Except as set forth on the Seller's
Disclosure Schedule, no condemnation, eminent domain or similar proceeding is pending with respect to any Real Property.
2.4.4. Compliance with Laws.  Except as set forth on the Seller's
Disclosure Schedule, the subdivisions, buildings and improvements on the Real Property do not violate, in any material respect, (a) any applicable Law, including, without limitation, any building set-back or zoning law, ordinance, regulation or statute for which a variance or other lawful exception has not been obtained, except where the noncompliance, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Real Property, or (b) any restrictive covenant affecting any such Real Property.
2.4.5. Site Obligations.  Except as set forth on the Seller's
Disclosure Schedule, to the Seller's knowledge, no Real Property is currently subject to any condition or obligation to any Governmental Entity or other Person requiring the owner or any transferee thereof to donate land, money or other real property or to make off-site public improvements not associated with the Real Property or take other mitigation measures.
2.4.6. Assessments.  To the Seller's knowledge, all charges or assessments made against the owner or developer of the Real Property or any lots included therein for installation of public improvements serving the subdivision, including, without limitation, those for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, streets (including perimeter streets), and roads and curbs, that are required by any Governmental Entity prior to the granting of a building permit for a real property lot on which construction has already commenced, have been paid or are set forth on the most recent Financial Statement or have been incurred since the date thereof in the ordinary course of business consistent with past practice.
2.4.7. Subdivision Standards.  Except as set forth on the Seller's
Disclosure Schedule, to the Seller's knowledge, the Real Property and all lots included therein conform or are reasonably expected to conform, in all material respects, to the appropriate Governmental Entity's subdivision standards (except for variances approved by the applicable Governmental Authority). To the Seller's knowledge, there is no material impediment to subdivision approval for any undeveloped portion of the Real Property that would (despite commercially reasonable measures and payments by the Buyer) prevent, prohibit, impair or materially delay the eventual construction and sale of homes on such Real Property.
2.4.8. Moratoria.  To the Seller's knowledge, except as set forth with specificity on the Seller's Disclosure Schedule, there is no moratorium currently in place that is applicable to or affects any of the Real Property as to (a)the issuance of building permits for the construction of homes or certificates of occupancy therefor, or (b)the purchase of sewer or water taps.
2.4.9. Soil Conditions.  To the Seller's knowledge, except (a) as set forth in the environmental reports with respect to the Real Property made available to the Buyer (the "Environmental Reports"), (b) as set forth on the Seller's Disclosure Schedule, or (c) to the extent included in the finished lot costs reflected on the Seller's Disclosure Schedule, there are no soil conditions affecting any of the lots included in the Real Property that would materially and adversely impair, delay or prevent the construction of homes or that would materially increase the cost of construction thereon. To Seller's knowledge, true, correct and complete copies of all Environmental Reports have been made available to the Buyer.
2.4.10. Certain Environmental Matters.  To the Seller's knowledge, except as set forth in the Environmental Reports or on the Seller's Disclosure Schedule, the Real Property does not contain any material wetlands, endangered or otherwise protected species or habitats therefor and is not located within a "critical," "preservation," "conservation," "environmentally sensitive" or similar type of area, which in any case would interfere, in any material, adverse respect, with the development thereof in accordance with its development plan and preliminary plat.
2.4.11. Ownership. None of the Consolidated Forecast Entities, any Controlled Entity nor Previti owns any real property or right to acquire any real property that may be developed for the construction of single-family homes, other than (a)the Real Property, and (b)the real property included in the Excluded Assets.
2.5 Operating Condition. To the Seller's knowledge, the buildings and equipment, if any, included in the Assets, are in operating condition and are generally adequate for their present and intended use.
2.6 Insurance.
2.6.1. Policies.  The Seller's Disclosure Schedule lists all insurance policies and bonds in excess of a face amount of One Hundred Thousand Dollars ($100,000) with respect to the Assets and the Consolidated Forecast Entities (the "Policies"). Except as set forth in Schedule 2.6.1, no material disagreement or dispute exists between any of the insurers and any of the Consolidated Forecast Entities, subject to defense arrangements undertaken in accordance with applicable reservations of rights; provided, however, nothing herein shall constitute a waiver of any of the Consolidated Forecast Entities' rights against such insurers. To the Seller's knowledge, none of the Consolidated Forecast Entities is in material default under any such policy or bond. None of the Consolidated Forecast Entities has received any written notice from any insurer or agent of any intent to cancel or not renew any such policy or bond.
2.6.2. Claims.  There is no material claim by any of the
Consolidated Forecast Entities pending under any of the Policies as to which coverage has been denied to it in writing by the underwriters of such Policy. To the Seller's knowledge, there has been no occurrence that may form the basis of a material claim that is by or on behalf of any of the Consolidated Forecast Entities under any such Policy. To the Seller's knowledge, no coverage as to any material claim under any of such Policies has been denied by the underwriters of such Policy, excluding any qualifications regarding the underwriters reservation of rights. All premiums currently due and payable under all such Policies have been paid in all material respects.
2.7 Bank Accounts, Powers, etc.   The Seller's Disclosure Schedule lists
each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Seller has an account (each, an "Account") and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from the Seller.
2.8 Compliance with Applicable Laws.  Except as set forth on the
Seller's Disclosure Schedule, (a)the Consolidated Forecast Entities have complied, in all material respects, with all applicable Laws in the conduct of its business, including, without limitation, the Homebuilding Business, and (b)no material Action has been filed or commenced against the Seller alleging a material failure to so comply.
2.9 No Brokers or Finders.  Other than Salomon, no agent, broker, finder, or investment or commercial banker, or other Person or firm acting on behalf of the Seller in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions contemplated hereunder; provided, however, that (a)the Buyer shall have full responsibility for the obligations to any Person claiming a fee through Buyer, and (b)the Seller shall have full responsibility for Salomon.
2.10 Environmental Compliance.
2.10.1. No Violation of Environmental Laws.  Except as set forth in the Environmental Reports or on the Seller's Disclosure Schedule, to the Seller's knowledge, none of the Consolidated Forecast Entities is, in any material respect, in violation or non-compliance with any Environmental Laws.
2.10.2. No Liability.  Except as set forth in the Environmental
Reports or on the Seller's Disclosure Schedule, and, as to events occurring prior to the Seller's acquisition of each parcel of Real Property, to the Seller's knowledge, none of the Consolidated Forecast Entities nor any parcel of Real Property is subject to any material Liability or Lien in connection with any release or threatened release of any Hazardous Substance into the environment or subject to any material reclamation or remediation requirements under any Environmental Laws, except where the noncompliance, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Real Property.
2.10.3. Not Named as a Potentially Responsible Party.  To the
Seller's knowledge, none of the Consolidated Forecast Entities has, in the three (3) years preceding the Effective Date, been named as a potentially responsible party under CERCLA or any corresponding state Laws.
2.10.4. Hazardous Substances.  Except as set forth in the
Environmental Reports or on the Seller's Disclosure Schedule, in the three
(3) years preceding the Effective Date, (a) none of the Consolidated Forecast Entities has, in connection with the Real Property, generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in connection with the Real Property in violation of any Environmental Laws or which would require reporting to or notification of any Governmental Entity, (b) to the Seller's knowledge, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any Real Property, and (c) to the Seller's knowledge, any Hazardous Substance handled or dealt with in any way in connection with any Real Property has been and is being handled or dealt with, in all material respects, in compliance with applicable Environmental Laws, except where the noncompliance, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Real Property.
2.10.5. No Notices.  Except as set forth in the Environmental
Reports or on the Seller's Disclosure Schedule, in the three (3) years preceding the Closing Date, none of the Consolidated Forecast Entities has generated, used, transported, stored, released or disposed of any Hazardous Substances in connection with the conduct of the Homebuilding Business or the use of any property or facility currently owned or operated (and, to the Seller's knowledge, heretofore owned or operated) by any Consolidated Forecast Entity, which has created any Liability under any Environmental Laws or which would require reporting to or notification of any Governmental Entity.
2.10.6. Assumption of Liabilities.  Except as set forth on the
Seller's Disclosure Schedule or in any environmental guarantees or indemnities existing under any lending documents relating to the Real Property or the Homebuilding Business, none of the Consolidated Forecast Entities has contractually assumed any liability or obligation under or relating to any Environmental Law.
2.11 Information Generally.  The information prepared by the
Consolidated Forecast Entities and thereafter made available by the Seller to the Buyer in or pursuant to this Agreement or in or pursuant to the Schedules or Exhibits hereto does not and will not, as of the date provided, contain any untrue statement of a material fact, and does not and will not, as of the date provided, omit to state a material fact necessary to make the statements or facts contained therein not misleading. Notwithstanding the foregoing, the Seller makes no representations with respect to information prepared by Persons other than the Consolidated Forecast Entities, Previti or Previti's Affiliates and the Seller provides no assurances with respect to future events.
2.12 No Conflicts; Government Approvals; Third-Party Consents.  Except
as set forth on the Seller's Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller and the consummation of any of the transactions contemplated hereby will not, to the Seller's knowledge, (a) violate, or constitute a non-technical breach or material default (whether upon lapse of time or notice or both) under, or results in any material augmentation or acceleration of rights, benefits or obligations of any party under (including the acceleration of indebtedness or any prepayment obligation), the constituent documents of the Seller or any Contract listed on the Seller's Disclosure Schedule, or (b) violate any Law or Order applicable to the Seller or the Assets, except for such violations, breaches or defaults that cannot, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or the Real Property, taken as a whole. Except as set forth on the Seller's Disclosure Schedule, this Agreement and/or as required under the Hart-Scott-Rodino Act, the execution and delivery of this Agreement by the Seller and the performance of this Agreement by the Seller shall not require a filing or registration with, or the issuance of any Permit or Approval by, any other Person or Governmental Entity.
2.13 Legal Proceedings.  Except as set forth on the Seller's
Disclosure Schedule, (a) no Order or Action is pending or, to the Seller's knowledge, threatened against Previti, the Seller or any of the Consolidated Forecast Entities or any of the Assets that, if resolved unfavorably against such Person or Asset, individually or when aggregated with one or more other such Orders or Actions, would have a material adverse effect on such Person or Asset or would materially and adversely effect the Seller's ability to materially perform this Agreement, (b) the Seller does not reasonably expect any of such Orders or Actions, individually or in the aggregate, to have a material adverse effect on the Seller or the Assets, (c) no Order or Action is pending with respect to the entitlements pertaining to any Real Property,
(d) no Action is pending against the Seller that would prevent the execution, delivery or performance of this Agreement by the Seller or the transfer, conveyance and sale of the Assets to be sold by the Seller to the Buyer pursuant to the terms hereof, and (e)neither the Seller nor any of the Assets is a party to, subject to or bound by any Action or Order.
2.14 Acquisition for Investment.  Previti is an "accredited investor,"
as such term is defined in Regulation D under the Securities Act, or otherwise has such knowledge and experience in financial and business matters that Previti is capable of evaluating the merits and risks of Previti's investment hereunder.
2.15 Construction Defect Claims.  Except with respect to those claims of construction defects, or personal injuries stemming from such claims, which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Homebuilding Business, all (a)material claims regarding construction defects which have been disclosed to the underwriter of any of the Policies, and (b)claims regarding construction defects which could reasonably be expected to exceed Fifty Thousand Dollars ($50,000) and which the division presidents of the Seller have received written notice of such claims are set forth on the Seller's Disclosure Schedule. Together with any Policies, the amounts reserved therefor by the Seller on its Financial Statements in accordance with GAAP is specified, and, to the Seller's knowledge, is reasonable under the circumstances; provided, however, that Seller cannot and is not providing any assurance or guarantee with respect thereto.
2.16 Taxes.
2.16.1. Other than as set forth on the Seller's Disclosure
Schedule, all Tax Returns required to be filed by or on behalf of the Seller with respect to the Assets have been duly and timely filed (taking into account any extensions) and such Tax Returns have been prepared in accordance with applicable Laws and, to the best of Previti's knowledge, are true and correct in all material respects.
2.16.2. All Taxes shown on the Tax Returns have been timely paid in full and no other Taxes or penalties are payable by the Seller with respect to items or periods covered by such Tax returns.
2.16.3. None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code and none of the Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and as in effect immediately prior to the enactment of the Tax Reform Act of 1986.
2.16.4. Tax Liens.  There are no tax liens on any of the Assets with respect to Taxes, other than liens for (a) Taxes not yet due and payable, or (b) Taxes that the Consolidated Forecast Entities are contesting in good faith through appropriate procedures and/or proceedings which are described on the Seller's Disclosure Schedule.
SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Parties agree that the purchase of the Assets shall be without representation or warranty by the Buyer, express or implied, except as specifically set forth in this Agreement. None of the representations and warranties contained herein shall survive Closing; provided, however, that to the extent that the making of any such representation or warranty constituted actual fraud (and as further limited by Section 8.2) on the part of the Buyer, the Seller's right to promptly bring an Action against the Buyer thereunder and to such extent shall survive the Closing and shall remain in full force and effect until the date that is ninety (90) days after the expiration of the applicable statutory period; provided, however, such Action shall be filed in accordance with Section 10.10 by the Seller within ninety
(90) days after the Seller's actual discovery thereof or the claim (and the applicable remedy) shall automatically be waived. Except as otherwise indicated on the Buyer's Disclosure Schedule as to the particular section as to which an exception is being disclosed, the Buyer represents and warrants to the Seller and Previti as follows:
3.1 Organization and Related Matters.  The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware, with the necessary corporate power and authority (a)to own and operate its business as now being conducted and as presently proposed to be conducted, and (b)to execute, deliver and perform this Agreement.
3.2 Authorization.  The execution, delivery and performance of this
Agreement by the Buyer have been duly and validly authorized by the Buyer's Board and by all other necessary corporate action on the part of the Buyer, including, without limitation, the requisite vote of the holders of the capital stock of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or the transactions contemplated hereunder. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors' rights generally and equitable principles.
3.3 Licenses Held by the Seller.  The Buyer acknowledges and agrees that any licenses from the Department of Real Estate or the Contractors' Board held by the Consolidated Forecast Entities as of the Closing Date shall not be transferred or delivered to the Buyer, and that the Buyer shall rely upon its own licenses, if any, to manage or develop any of the Assets acquired in connection with this Agreement after the Closing Date.
3.4 No Conflicts; Government Approvals; Third-Party Consents.  Except as
set forth on the Buyer's Disclosure Schedule, the execution, delivery and performance of this Agreement by the Buyer, including, without limitation, the issuance of the Buyer's Shares in connection with this Agreement, will not, to the Buyer's knowledge, violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the constituent documents of the Buyer or any of its Subsidiaries, or (b) any Law or Order to which the Buyer or its Subsidiaries or any of their assets is subject, except for such violations, breaches or defaults that cannot reasonably be expected to be materially adverse to the Buyer and its Subsidiaries, taken as a whole. Except as set forth with specificity on the Buyer's Disclosure Schedule and/or as required under the Hart-Scott-Rodino Act, the execution and delivery of this Agreement by the Buyer and the performance of this Agreement by the Buyer will not require a filing or registration with, or the issuance of any Permit or Approval by, any other third party or Governmental Entity.
3.5 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of the Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement, the Securities Purchase Agreement or the transactions contemplated thereunder, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement, the Securities Purchase Agreement or the transactions contemplated thereunder; provided, however, that (a)the Buyer shall have full responsibility for any obligations to any Person claiming a fee through the Buyer, if any, and (b)the Seller shall have full responsibility for the obligations to Salomon.
3.6 Legal Proceedings. Except as set forth on the Buyer's Disclosure Schedule, there is no Order or Action pending or, to the Buyer's knowledge, threatened against either the Buyer or any of its Subsidiaries that if resolved unfavorably against the Buyer or any of its Subsidiaries could reasonably be expected to have a material adverse effect on the financial position of the Buyer and its Subsidiaries taken as a whole or on the Buyer's ability to materially perform this Agreement, nor, to the Buyer's knowledge, is there any outstanding judgment, settlement, decree or injunction, in each case against the Buyer, any of its Subsidiaries or any of their respective assets, or any statute, rule or Order of any Governmental Entity applicable to the Buyer or any of its Subsidiaries that could reasonably be expected to have a material adverse effect on the financial position of the Buyer and its Subsidiaries taken as a whole or on the Buyer's ability to materially perform this Agreement.
3.7 Financing. The Buyer currently has available sufficient funds and authorized Common Stock, which is capable of being registered under the Securities Act, to enable it to consummate the transactions contemplated hereby and by the Securities Purchase Agreement and the Buyer's ability to close the transactions in accordance with this Agreement and the Securities Purchase Agreement is not and will not be conditioned or contingent upon the Buyer's stock price, economic conditions or the Buyer's ability to receive any additional funds or financing.
3.8 SEC Reports; Financial Statements.  The Buyer has delivered to the
Seller the Buyer's SEC Reports. The consolidated financial statements of the Buyer included in the Buyer's SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Neither the Buyer nor any of its Subsidiaries has any material liability (contingent or otherwise) or obligations, in each case that are required to be disclosed by GAAP, except liabilities that (a) are reflected or disclosed in the most recent financial statements included in the Buyer's SEC Reports, or (b) were incurred after the date of such most recent financial statements in the ordinary course of business consistent with past practice.
3.9 Compliance with Requirements for Short-Form Registration.  The Buyer has complied in all material respects with all requirements under the New York Stock Exchange (and any other major exchange on which the Buyer's securities are listed or any major market on which the Buyer's securities are included), the Securities Act and the Exchange Act, and has satisfied all requirements for the use of a short-form registration of the Buyer's securities under the Securities Act, including, without limitation, a Form S-3.
3.10 Capitalization.
3.10.1. As of the Effective Date, the authorized capital stock of the Buyer consists of (a) eighty-seven million (87,000,000) shares of Common Stock, of which Twenty Million Six Hundred Seven Thousand One Hundred Seventy-Eight (20,607,178) shares are currently issued and outstanding, (b) thirteen million (13,000,000) shares of Class B common stock, par value $0.01 per share, of which Seven Million Four Hundred Seventy-One Thousand Six Hundred Forty (7,471,640) shares are currently issued and outstanding, (c) one hundred thousand (100,000) shares of preferred stock, par value $0.01 per share, of which none are currently issued and outstanding and (d) options to acquire Two Million Six Hundred Twenty-Three Thousand Seven Hundred Fifty-Two (2,623,752) shares of the Buyer's Common Stock issued pursuant to the Buyer's various option plans. Except as set forth on the Buyer's Disclosure Schedule or pursuant to Buyer's benefit plans, as of the Effective Date, there are no outstanding (i) Contracts, options, warrants or other rights to subscribe for or purchase any Equity Securities of the Buyer, (ii) Contracts or other obligations to issue or grant any rights to acquire any Equity Securities of the Buyer, or (iii) Contracts or other obligations to restructure or recapitulate the Buyer or any of its Subsidiaries. As of the Effective Date, there are no outstanding Contracts of the Buyer to repurchase, redeem or otherwise acquire any Equity Securities of the Buyer or its Subsidiaries.
3.10.2. The issuance of the Buyer's Shares has been duly authorized by all necessary corporate action on the part of the Buyer and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable. The Buyer's Shares will be issued without any violation of preemptive rights, co-sale rights, rights of first refusal or any other similar right or restriction arising under the Buyer's charter or Delaware General Corporation Law or any other document or agreement or any other restriction, including, without limitation, restrictions on transfer.
3.11 No Vote Required.  The affirmative vote of the holders of capital stock of the Buyer is not required of any class or series of the Buyer's capital stock in order to approve this Agreement, the Securities Purchase Agreement or the transactions contemplated thereunder or under any Collateral Agreement. The Buyer's Board, at a meeting duly called and held prior to the Effective Date (a)determined that this Agreement, the Securities Purchase Agreement and the transactions contemplated thereby, and under any Collateral Agreement, are fair to, and in the best interests of, the stockholders of the Buyer, and (b)approved this Agreement, the Securities Purchase Agreement, any Collateral Agreement and the transactions contemplated thereby. Prior to the Effective Date, the Buyer has delivered to the Seller a copy of the complete set of minutes of the meeting and all the resolutions of the Buyer's Board.
3.12 Not an Investment Company. Neither the Buyer nor any of its Subsidiaries is an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
3.13 Registration of the Buyer's Shares; Securities Laws Compliance.
The Buyer's Shares shall be issued to the Seller (or its designee) in compliance with the Securities Act, all applicable state securities laws and all applicable rules and regulations of the New York Stock Exchange (or any other exchange on which the Buyer's securities are listed or any other market on which the Buyer's securities are included). The SEC has not initiated any proceedings to remove, suspend or terminate from listing or quotation the Buyer's common stock from any securities exchange upon which it is listed for trading, included or designated for quotation, or threatened to initiate any proceedings for any of such purposes. If the SEC shall enter any such stop order at any time, the Buyer shall use its best efforts to obtain the lifting of such order at the earliest possible moment. Additionally, the Buyer agrees that it shall comply with the provisions of Rules 424(b), 430A and 434, as applicable, under the Securities Act and will use its best efforts to confirm that any filings made by it under such Rule 424(b) were received in a timely manner by the SEC. The Buyer has not received any notification from the New York Stock Exchange (or any other exchange on which the Buyer's securities are listed or any other market on which the Buyer's securities are included) indicating that the Buyer's securities shall or may be removed from listing or inclusion on such exchange or market, as applicable.
SECTION 4. COVENANTS PRIOR TO CLOSING
4.1 Access.  The Seller shall cause the Consolidated Forecast Entities to afford the Buyer, its agents and its attorneys reasonable access during normal business hours, upon advance written notice and in such manner as will not unreasonably interfere with the usual day-to-day conduct of the Seller's businesses, to the offices, properties and financial records of the Consolidated Forecast Entities as the Buyer may from time to time reasonably request. In furtherance and not in limitation of the foregoing, the Buyer shall be entitled to conduct or cause to be conducted (at its sole expense) on any Real Property such soils and geological tests and environmental inspections, audits and tests (including the taking of soils and ground water samples) and such structural and other physical inspections as the Buyer shall deem reasonably necessary or useful in connection with the transactions contemplated by this Agreement, so long as such inspections, audits and tests do not delay the Closing Date and the Buyer conducts the same in material compliance with all Laws and upon written notice to the Seller delivered three (3) days prior to the date of such inspection, audit or test and so long as the Buyer causes its consultants (prior to their entry upon any Real Property) to name the Seller as an additional insured under insurance policies carried by such consultants. The Buyer shall cause any property damage resulting from any such testing, inspection or audit to be promptly repaired at the Buyer's sole cost, and the Buyer hereby agrees to indemnify, defend and hold the Seller and the other Consolidated Forecast Entities, as applicable, harmless from any Loss incurred by the Seller and/or the Consolidated Forecast Entities (including, without limitation, any Loss incurred by Seller related to any property damage and/or any personal injury), and/or arising out of the conduct of any such tests, inspections or audits. Notwithstanding any of the foregoing, the Buyer shall have no obligation to indemnify or hold harmless any Person regarding any remediation of, or any response to, any contamination or violation of Environmental Law, or any other liability under or relating to any Environmental Law discovered, but not actually caused, by the Buyer's tests, inspections or audits. The Buyer's obligations hereunder shall survive the expiration or termination of this Agreement without any limitation or qualification.
4.2 Preservation of Business Prior to the Closing Date.
4.2.1. Except as otherwise set forth on the Seller's Disclosure
Schedule, during the period beginning on the Option Date and ending on the Closing Date, the Seller shall not sell more than five percent (5%) of the Assets outside of the ordinary course of business in one or a series of related transactions; provided, however, that nothing contained herein shall limit or restrict the ability or right of any of the Consolidated Forecast Entities' to sell lots included in the Assets to individual home buyers in the ordinary course of business.
4.2.2. During the period beginning on the Effective Date and ending on the Closing Date:
(a) Conduct of Business.  Except as otherwise set forth on
the Seller's Disclosure Schedule, the Seller shall cause the Consolidated Forecast Entities to conduct the Homebuilding Business generally in accordance with their past business practices.
(b) Goodwill.  The Seller shall cause the Consolidated
Forecast Entities to use commercially reasonable efforts to preserve the goodwill of customers, suppliers and others having business relations with the Consolidated Forecast Entities.
(c) Third Party Rights.  Except with respect to (i)the
Permitted Encumbrances, (ii)those items set forth on the Seller's Disclosure Schedule, and (iii)those items as to which the Buyer has given its written or oral approval, the Seller shall not grant to any person any Contract or other right to use or acquire any portion of the Real Property, or to the furnishing or use of any facility or amenity on or relating to the Real Property, in each case that will continue past the Closing Date.
4.3 Notification of Certain Matters.  The Seller shall give prompt written notice to the Buyer, and the Buyer shall give prompt written notice to the Seller, of such Party's respective knowledge of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material adverse respect at any time between the Effective Date and the Closing Date, and (b) any failure of the Buyer or the Seller, as the case may be, to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement to the extent such covenants, conditions or agreements may be qualified therein by materiality or otherwise.
4.4 Permits and Approvals.
4.4.1. Pre-Closing.  The Seller and the Buyer each agree to
cooperate and use commercially reasonable efforts to obtain all (and shall promptly prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals and Permits that may be necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Approvals listed on the Seller's Disclosure Schedule (which shall be obtained at the Seller's expense) and the Buyer's Disclosure Schedule (which shall be obtained at the Buyer's expense).
4.4.2. Post-Closing.  To the extent that the Approval of a third party with respect to any Material Contract is required in connection with the transactions contemplated by this Agreement but is not obtained prior to the Closing Date, the Seller shall (but without limitation on the Buyer's rights under Section 6.2 and without any cost to the Seller) attempt in a commercially reasonable manner to assist the Buyer in obtaining for the Buyer the benefits of each such Contract. Previti and the Seller agree, for a period of six (6) months following the Closing Date, to reasonably cooperate with the Buyer (at no cost or expense to Previti or the Seller) and, to the extent permitted by Law, to permit the Buyer to use the appropriate licenses or permits of the Seller, Previti or the Consolidated Forecast Entities with respect to the Assets only. In connection therewith, neither the Seller, Previti or any of the Consolidated Forecast Entities shall be obligated to cooperate in the event that doing so could jeopardize such licenses or permits. Additionally, the Buyer shall indemnify and hold the Seller, Previti and the Consolidated Forecast Entities harmless from and against any loss, cost, damage or claim, including, without limitation, any attorneys' fees and costs arising in connection with its cooperation with the Buyer or the Buyer's use of such licenses or permits, except to the extent arising from the Seller's willful misconduct or gross negligence.
4.5 Reserved Insurance.  Prior to the Closing Date, the Buyer shall (a)
name Previti and the Consolidated Forecast Entities as additional insureds under the insurance policies carried by the Buyer and its Affiliates with respect to the Homebuilding Business, and (b) provide the Representative with evidence reasonably satisfactory to the Representative of having named Previti and each of the Consolidated Forecast Entities as additional insureds under the foregoing insurance policies for ten (10) years following the Closing. The Parties acknowledge and agree that notwithstanding any other provision in this Agreement to the contrary, the assignment of the Policies pursuant to this Agreement and the inclusion of the Policies as "Assets" hereunder, the Seller, Previti and the Consolidated Forecast Entities, as applicable, retain the benefit of the Policies with respect to the Excluded Assets (and any Excluded Liabilities) and shall have the right and ability to make claims under the Policies for any and all Excluded Liabilities.
SECTION 5. ADDITIONAL CONTINUING COVENANTS
5.1 Non-Competition.
5.1.1. Restrictions on Competitive Activities.  Except as
expressly set forth in Section 5.1.2, after the Closing Date and for a period of three (3) years thereafter, each of the Seller and Previti agrees that it shall not (a) directly or indirectly, through an Affiliate or otherwise, for its own benefit or that of another, engage, own or manage or act as an employee for any Person that engages in the construction of single-family, for sale residences or residential condominiums in the Covered Counties, and
(b) solicit for employment or employ any individual employed by the Seller or its Affiliates as of either October 1, 2001 or the Closing Date. Notwithstanding clause (b) of the immediately preceding sentence, Previti may solicit for employment or employ any individual that (i) is terminated by the Buyer, commencing six (6) months after the Closing Date, (ii) terminates his employment with the Buyer and is subsequently employed by a third party for at least six (6) months, (iii) is a relative of Previti, or (iv) is an individual listed on Schedule 5.1.1 (the "Excluded Employees") attached hereto; provided, however, that in the instance of clause (i) or (ii), Previti shall not employ such individual in a role related to homebuilding until such time as the three (3) year anniversary of the Closing Date has occurred.
5.1.2. Exceptions.  Nothing contained in this Agreement shall limit the right of Previti, the Group or any of the Controlled Entities, without limitation, (a) to participate in the development and construction of single-family, for sale residences on the real property included in the Previti Projects and in the development and construction of those condominium projects set forth on Schedule 5.1.2 (the "Permissible Condominium Projects") attached hereto, (b) to hold their respective current investments or to manage their other current businesses which are unrelated to the Homebuilding Business and the sale of single-family homes, (c)to construct for the purpose of selling or leasing for its own account, any development that is not single-family residential construction, including, without limitation, multi-family rental properties, (d) to acquire and entitle raw land for single-family or multi-family residential or commercial, retail or industrial development, (e) to retain or increase its ownership and/or equity interest in Premier and to participate in any activity of Premier in connection with the construction, development and sale of any residential property, including, without limitation, the homebuilding business of Premier; provided, however, that (1) if Premier executes and delivers the Non-Competition and Option Agreement effective as of the Closing Date, Premier shall (i) limit its construction for sale of single family homes (including condominiums) in all of the counties in California (the "Covered Counties"), to not more than (A) one hundred and fifty (150) in the calendar year 2002,
(B) two hundred and fifty (250) in the calendar year 2003, and (C) three hundred fifty (350) in the calendar year 2004, and (ii)sell each such single-family residence for a base amount (exclusive of non-standard options and non-standard add-ons, etc.) exceeding Three Hundred Thousand Dollars ($300,000), or (2) if Premier does not execute and deliver the Non-Competition and Option Agreement effective as of the Closing Date, Previti shall limit his and the Controlled Entities' construction for sale of single family residences to (i) not more than (A)six hundred (600) homes in the three (3) year period following the Closing Date in the Covered Counties and
(B)two hundred fifty (250) homes in any single year in the Covered Counties, and (ii)single-family residences that sell for a for a base amount (exclusive of non-standard options and non-standard add-ons, etc.) exceeding Three Hundred Thousand Dollars ($300,000), (f)as a passive investor without veto rights, to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided the Seller's equity interest therein (other than interests in the Buyer) does not exceed five percent (5%) of the outstanding shares or interests in such corporation or partnership, and (g)as a passive investor in or as a secured or unsecured lender (i) to real estate investment companies and/or investors which provide financing to commercial and/or residential real estate owners and developers or (ii) directly to commercial and/or residential real estate owners and developers (which shall include the right to exercise any and all remedies available to such party as lender with respect to defaulted loans, including, without limitation, the right to foreclose, accept a deed-in-lieu of foreclosure and to own, operate and/or complete the construction and/or development of any commercial or residential project acquired as a result of any such default). In addition, nothing herein shall limit the right of Previti to periodically invest in and consult with respect to any homebuilding efforts initiated by either of his two (2) sons; provided, however, that such Previti invested homebuilding activities undertaken by either son shall not exceed the construction of twelve (12) units of single-family, for sale residential homes over any period of twelve (12) consecutive months from the Closing Date through the third anniversary of the Closing Date. Nothing in this Section
5.1.2 shall serve to restrict or limit the rights or abilities of either of Previti's sons to acquire, entitle, develop and/or construct any type or number of developments at any time if such activity is without the investment of Previti and without the direct material involvement of Previti in such activities.
5.1.3. Special Remedies and Enforcement.  The Seller recognizes and agrees that a breach by the Seller or any Controlled Entity of any of the covenants set forth in this Section 5.1 could cause irreparable harm to the Buyer, that the Buyer's remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued pursuant to and subject to appropriate legal proceedings against the Seller, in addition to any other rights and remedies which are available to the Buyer (subject to the limitations in this Agreement). If this Section 5.1 is more restrictive than permitted by the Laws of the jurisdiction in which the Buyer seeks enforcement hereof, this Section 5.1 shall be limited to the extent required to permit enforcement under such Laws. Without limiting the generality of the foregoing, the Parties intend that the covenants contained in the preceding portions of this Section 5.1 shall be construed as a series of separate covenants, one for each of the Covered Counties. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 5.1, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.
5.2 Nondisclosure of Proprietary Data.  Each of Previti and the Seller
agrees that the Seller will not, and agrees to cause the Consolidated Forecast Entities to not (a)divulge or otherwise disclose any trade secret or other proprietary data concerning the business or policies of the Seller or its Affiliates as they relate to the Assets, or (b)divulge or otherwise disclose to Persons other than the Buyer, any confidential information concerning the business or policies of the Seller or its Affiliates as they relate to the Assets, except, in each case, (i) to the extent that such information is or hereafter becomes lawfully obtainable from other sources,
(ii) to the extent that such information is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the disclosing Party, (iii) as may otherwise be required by Law, or (iv) to the extent such duty of confidentiality is waived in writing by the Buyer.
5.3 Tax Cooperation.  After the Closing Date, the Seller and the Buyer
shall, and shall cause their respective Affiliates to, cooperate in a commercially reasonable manner with each other in the preparation and filing of all Tax Returns and any Tax investigation, audit or other proceeding with respect to the Seller (a "Tax Proceeding") and shall provide, or cause to be provided, any records and other information in their possession or control or in the control of their agents reasonably requested by such other Party in connection therewith as well as access to, and the cooperation of, their respective Auditors at each Party's request. The Seller shall not agree to any settlement concerning Taxes with respect to the Assets for any taxable period which would result in an increase of more than One Million Dollars ($1,000,000) in Taxes of the Buyer for any taxable period ending after the Closing Date, without the prior written consent of the Buyer. Except as to the extent the Seller has indemnified such costs pursuant to the provisions set forth in this Agreement or the Collateral Agreements, the Buyer and the Seller shall bear their respective costs and expenses in connection with any Tax Proceeding. Any information obtained pursuant to this Section 5.3 or pursuant to any other Section of this Agreement providing for the sharing of information or the review of any Tax Return or other information relating to Taxes shall be subject to Section 10.9.
5.4 Access to Books and Records.  After the Closing Date, the Buyer
shall afford the Seller and its accountants, counsel and other representatives, reasonable access during normal business hours to the books and records related to the Assets transferred to the Buyer by the Seller for the period prior to the Closing Date that relate to Tax matters or any third-party claims against the Seller relating to the business of the Consolidated Forecast Entities during any such period. The Seller or its representatives, may, at the Seller's own expense, make copies of such books and records. The Buyer understands that there are certain 2000 and 1999 tax returns for entities associated with the Consolidated Forecast Entities for which Tax Returns have not yet been prepared and that such Tax returns are identified on the Seller's Disclosure Schedule. The Buyer agrees after the Closing to give the Seller's accountants and tax accountants complete access to the information needed to prepare such returns.
5.5 Registration of the Buyer's Shares.
5.5.1. Obligations of the Buyer.  Within the first six (6) months following the Closing Date, the Buyer shall:
(a) prepare and file with the SEC a registration statement
(a "Registration Statement") to register all of the Buyer's Shares and cause such Registration Statement to become effective;
(b) keep such Registration Statement effective for such time as shall be required for the Seller to dispose of all of the Buyer's Shares;
(c) prepare and file with the SEC such amendments and
supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;
(d) furnish to Previti and the Consolidated Forecast
Entities such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirement of the Securities Act and such other documents as they may request in order to facilitate the disposition of all of the Buyer's Shares;
(e) register and qualify the Buyer's Shares covered by such
Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Seller;
(f) provide a transfer agent and registrar for the Buyer's
Shares and a CUSIP number for such Buyer's Shares, in each case not later than the effective date of such registration;
(g) cause all of the Buyer's shares registered pursuant
hereto to be listed on each securities exchange (or automated quotation service) on which similar securities issued by the Buyer are then listed, or if no such listing exists, then on either the New York Stock Exchange, the American Stock Exchange or NASDAQ;
(h) notify Previti and the Consolidated Forecast Entities at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event which causes the prospectus included in such registration statement, as then in effect, to include an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and
(i) cause its counsel to furnish, at the request of Previti
or any of the Consolidated Forecast Entities, on the date that any of the Buyer's Shares are delivered to a purchaser or purchasers thereof an opinion, dated such date, of the counsel representing the Buyer, in form and substance as is customarily given to remove all legends from such shares.
5.5.2. Failure to Register the Buyer's Shares.  In the event that the Buyer does not fulfill its foregoing obligations, the Seller shall have the right to cause the Buyer to promptly repurchase all of the Buyer's Shares from the Seller pursuant to Section 1.3.2.
5.5.3. Expenses of Registration. All expenses, including, without limitation, out-of-pocket costs incurred by Previti, commissions, filing fees, transaction fees, stock transfer taxes and fees of counsel (which counsel's fee shall not exceed Ten Thousand Dollars ($10,000) except in the event of default by the Buyer), incurred in connection with the registration of the Buyer's Shares (including, without limitation, the filing of the Registration Statement and any other related filings with the SEC) shall be paid by the Buyer.
5.5.4. Protection.  The Buyer agrees to indemnify, defend and hold harmless Previti and the Consolidated Forecast Entities against any Loss as incurred, to which Previti and the Consolidated Forecast Entities may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation), insofar as such Loss (or actions in respect thereof as contemplated below) arises out of or is based (a)upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430A under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (b)upon any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and to reimburse Previti and the Consolidated Forecast Entities for any and all expenses (including the fees and disbursements of counsel chosen solely by Previti and the Consolidated Forecast Entities) as such expenses are reasonably incurred by Previti and the Consolidated Forecast Entities in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Buyer shall not have liability under clauses (a) and (b) to the extent such statement was related to the Assets, Previti or the Consolidated Forecast Entities and was provided in writing directly to the Buyer by Previti specifically for inclusion in the applicable registration statement or prospectus. The indemnity agreement set forth in this Section
5.5.4 shall be in addition to any liabilities that the Buyer may otherwise have and shall survive the Closing Date.
5.6 Change of Control.  The Buyer shall not enter into any agreement with any third party to effect or obligate itself to effect a Change of Control unless the surviving entity of such contemplated Change of Control transaction shall agree to assume all of the Buyer's obligations under this Agreement (and any other related agreements), including, without limitation, the Buyer's obligations with respect to the Buyer's Shares and Section 10.9; provided, however, nothing herein shall limit, modify or change in any way Buyer's obligations arising under Sections 1.3, 1.4, 1.5 and 1.6.
SECTION 6. CONDITIONS OF PURCHASE
6.1 General Conditions.  The obligations of the Parties to effect the
Closing shall be subject to the following conditions, except to the extent waived in writing by all Parties:
6.1.1. No Orders; Legal Proceedings.  No Law or Order shall have been enacted, entered, issued or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or materially restrict the transactions contemplated by this Agreement. No Governmental Entity shall have notified any Party that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.
6.1.2. Approvals.  All Permits and Approvals required to be
obtained from any Governmental Entity to consummate the transactions contemplated by this Agreement shall have been received or obtained on or prior to the Closing Date.
6.1.3. Hart-Scott-Rodino Act Approvals.  If applicable, all
waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have been expired or otherwise been terminated.
6.1.4. No Prohibition.  No Action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable result would (a) prevent consummation of any of the transactions contemplated hereby, or (b) cause any of the transactions contemplated hereby to be rescinded following consummation.
6.1.5. Securities Purchase Agreement.  All of the Closing
conditions set forth in the Securities Purchase Agreement have been satisfied or waived by the parties thereto.
6.2 Conditions to Obligations of the Buyer.  The obligations of the
Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Buyer:
6.2.1. Representations and Warranties and Covenants of the Seller.
The representations and warranties of the Seller and the Consolidated Forecast Entities contained in this Agreement (as qualified by matters set forth as exceptions thereto in the Seller's Disclosure Schedule and as otherwise permitted by the terms of this Agreement) shall be true in all material respects at the Effective Date and at the Closing Date, as applicable, with the same effect as though made at and as of such time. The Seller and the Consolidated Forecast Entities shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Seller shall have delivered to the Buyer a certificate of the Seller to such effect, dated the Closing Date, in the form of Exhibit J (the "Form of the Seller's Certificate") attached hereto, subject to any bring-down to reflect the then current state of facts.
6.2.2. Consents.  The Seller shall have obtained (and provided evidence to the Buyer of receipt of) any Approvals of third parties set forth on the Seller's Disclosure Schedule.
6.2.3. FIRPTA Affidavit.  The Seller shall have executed and delivered affidavits in a form reasonably satisfactory to the Buyer providing, among other things, under penalty of perjury, its U.S. taxpayer identification number and that it is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code;
6.2.4. Opinion of Counsel.  O'Melveny & Myers LLP, legal counsel for the Seller, shall have delivered to the Buyer a legal opinion substantially in the form of Exhibit K (the "Form of OM&M Legal Opinion") attached hereto.
6.2.5. Seller's Certificates.  The Seller shall have caused to be delivered to the Buyer certificates, in a form reasonably satisfactory to the Buyer, which shall include:
(a) copies of the resolutions that the board of directors of the Seller and the partners thereof adopting and approving the execution, delivery, and performance of this Agreement and each agreement, certificate, instrument and other document to be delivered pursuant thereto to which they are party;
(b) incumbency certificates setting forth the names, offices and signatures of the Persons signing on behalf of them; and
(c) an officer's certificate of the Seller which certifies
that each of the transactions contemplated by the Transfer have been completed on or prior to the Closing Date.
6.2.6. Other.  The Seller shall have delivered to the Buyer such other certificates as the Buyer may reasonably request to effect the transactions contemplated hereby; provided, however, the Seller shall not be obligated to undertake any step which would create obligations or liabilities not specifically set forth in this Agreement, including, without limitation, any obligations or liabilities to any third-parties.
6.2.7. Disclosure Documents.  The Seller shall have delivered to the Buyer copies of the Seller's SEC Reports.
6.2.8. Title Insurance.  The Title Company shall be in a position to issue Title Policies to the Buyer with respect to the Real Property, which policies shall be subject only to the Permitted Encumbrances.
6.2.9. Lot Option Agreement.  Previti shall have validly executed and delivered the Lot Option Agreement.
6.2.10. Non-Competition and Option Agreement.  Premier shall have validly executed and delivered the Non-Competition and Option Agreement.
6.2.11. ROFO Agreement.  Previti shall have validly executed and delivered the ROFO Agreement.
6.2.12. Park Meadows Option Agreement.  Previti shall have validly executed and delivered the Park Meadows Option Agreement.
6.2.13. Consulting Agreement.  Previti shall have validly executed and delivered the Consulting Agreement.
6.2.14. Forecast Development Option and Purchase Agreement.
Forecast Development shall have validly executed and delivered the Forecast Development Option and Purchase Agreement.
6.2.15. Indemnification and Release Agreement.  Previti and the
Seller shall have validly executed and delivered the Indemnification and Release Agreement.
6.3 Conditions to Obligations of the Seller.  The obligations of the
Seller to effect the Closing shall be subject to the following conditions, except to the extent waived by the Seller in writing:
6.3.1. Representations and Warranties and Covenants of the Buyer.
The representations and warranties of the Buyer herein contained (as qualified by matters set forth as exceptions thereto in the Buyer's Disclosure Schedule) shall be true in all material respects at the Effective Date and at the Closing Date, as applicable, with the same effect as though made at and as of such time; the Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date. The Buyer shall have delivered to the Seller a certificate of the Buyer to such effect, dated the Closing Date, the form of which appears as Exhibit L (the "Form of the Buyer's Certificate") attached hereto.
6.3.2. Consents.  The Buyer shall have obtained any and all
Approvals of third parties that are necessary in order to consummate the transactions contemplated hereby, including, without limitation, the Approvals set forth on the Buyer's Disclosure Schedule.
6.3.3. Opinion of Counsel.  The Seller shall receive at the
Closing from Simpson, Thacher & Bartlett, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit M (the "Form of the ST&B's Legal Opinion") attached hereto.
6.3.4. Assumption of Guarantees.  The Buyer shall have assumed the guarantees identified in Schedule 6.3.4 attached hereto by an instrument acceptable to the Seller that fully and completely releases the Seller that is a guarantor thereunder and each partner or shareholder, as applicable, of the Seller, from any liability under such guarantees.
6.3.5. Assumption of Liabilities.  The Buyer shall have assumed all of the Liabilities of the Seller with respect to the Assets (other than the Excluded Liabilities) pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit N (the "Form of Assignment and Assumption Agreement"). Nothing contained herein or therein shall require the Buyer to assume the Excluded Liabilities.
6.3.6. Secretary's Certificate.  The Buyer shall have delivered to the Seller a certificate, in a form acceptable to the Seller, which shall include:
(a) a copy of the Buyer's certificate of incorporation
certified by the Secretary of State of the State of Delaware not more than five (5) business days before the Closing Date;
(b) a long-form good standing certificate from the Secretary of State of the State of Delaware, dated no earlier than five (5) business days before the Closing Date, stating that the Buyer is in existence and in good standing under the laws of the State of Delaware;
(c) a copy of the resolutions that the Buyer's Board or
executive committees of the Buyer adopted approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and each agreement, certificate, instrument or other document to be delivered pursuant hereto to which it is a party; and
(d) an incumbency certificate setting forth the names,
offices and signatures of all of the officers signing on behalf of the Buyer.
6.3.7. Change of Ownership Filings.  The Buyer shall have
completed and filed all "Change of Ownership" statements with each county in which any Assets are located.
6.3.8. Purchase Price.  The Buyer shall have delivered to the
Seller (a) the Cash Purchase Portion (less the Option Consideration) by wire transfer of immediately available federal funds to such account or accounts as shall be specified in instructions from the Representative prior to the Closing Date, and (b) stock certificates evidencing all of the Buyer's Shares.
6.3.9. Listing of the Buyer's Shares.  The Buyer's Shares shall have been listed on the New York Stock Exchange, subject to official notice of issuance, and the Buyer shall have delivered evidence of such authorization to the Seller.
6.3.10. Other Matters.  The Buyer shall have delivered to the
Seller such other certificates, documents and instruments as the Seller may reasonably request to effect the transactions contemplated hereby.
6.3.11. Lot Option Agreement.  The Buyer shall have validly
executed and delivered the Lot Option Agreement.
6.3.12. Non-Competition and Option Agreement.  The Buyer shall have validly executed and delivered the Non-Competition and Option Agreement.
6.3.13. ROFO Agreement.  The Buyer shall have validly executed and delivered the ROFO Agreement.
6.3.14. Park Meadows Option Agreement.  The Buyer shall have validly executed and delivered the Park Meadows Option Agreement.
6.3.15. Consulting Agreement.  The Buyer shall have validly
executed and delivered the Consulting Agreement.
6.3.16. Forecast Development Option and Purchase Agreement.  The
Buyer shall have validly executed and delivered the Forecast Development Option and Purchase Agreement.
6.3.17. Indemnification and Release Agreement.  The Buyer shall have validly executed and delivered the Indemnification and Release
Agreement.
6.3.18. Satisfaction of Debt.  The Buyer shall have satisfied all of the Debt pursuant to Section 1.12.
SECTION 7. TERMINATION OF OBLIGATIONS; SURVIVAL
7.1 Termination of Agreement.  Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement (a)shall terminate if the Closing (including, without limitation, the Seller's receipt of the Purchase Price) does not occur on or before 10:00 a.m. (Pacific Time) on February 1, 2002, unless extended by mutual consent in writing of the Buyer and the Seller, and (b)otherwise may be terminated at any time before the Closing as follows and in no other manner:
7.1.1. Mutual Consent.  By mutual consent in writing of the Buyer and the Seller.
7.1.2. Conditions to the Buyer's Performance Not Met.  By the
Buyer, by written notice to the Seller, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.2. Notwithstanding the foregoing, the Buyer may not terminate this Agreement pursuant to this Section 7.1.2 if such failure of condition resulted, in whole or in part, from the breach by the Buyer of any of its obligations under this Agreement.
7.1.3. Conditions to the Seller's Performance Not Met.  By the
Seller, by written notice to the Buyer, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Seller to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.3. Notwithstanding the foregoing, the Seller may not terminate this Agreement pursuant to this Section 7.1.3 if such failure of condition resulted, in whole or in part, from the breach by the Seller of any of its obligations under this Agreement.
7.1.4. Material Breach.  By the Buyer or the Seller if there has been a material misrepresentation or other material breach by the other in its representations, warranties or covenants set forth in this Agreement; provided, however, that if such breach is susceptible to cure, the breaching Party shall have ten (10) business days in which to cure such breach after actual receipt of written notice from the other Party of its intention to terminate this Agreement if such breach continues.
7.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to any other, except that the obligations of the Parties contained in Sections 10.9, 10.14 and 10.16 and the Buyer's indemnification obligations pursuant to Section 4.1 shall survive any such termination. A termination under Section 7.1 shall not relieve any Party of any liability that may otherwise exist for a willful breach of, or for any willful misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach; provided, however, that the Buyer shall not have the right to pursue any form of injunctive relief against Previti, the Seller or any of the Consolidated Forecast Entities. Additionally, no termination shall give rise to the release of the Buyer from any Loss or indemnities provided to the Seller under this Agreement with respect to any of the Buyer's (or its agents) due diligence.
7.3 Effect of Closing Over Known Unsatisfied Conditions.
7.3.1. Waiver.  Except with respect to matters bearing on the
Buyer's Shares, if either the Buyer or the Seller elects to proceed with the Closing, each and every such condition that is unsatisfied at the Closing Date shall be deemed to be waived. Such decision shall, to the extent the waiving party had knowledge as of the time of the Closing with respect thereto, constitute a waiver of any liability for breach of, or misrepresentation under, this Agreement in connection with such unsatisfied condition(s) and such breach of a representation or warranty in favor of the other.
7.3.2. Effect of Waiver.  If the Buyer shall waive or be deemed to have waived any condition set forth in Section 6.1 or 6.2, the Buyer shall be deemed to have (a)fully released and forever discharged the Seller and its Affiliates, the Representative, partners, shareholders, officers, directors, agents and representatives from and on account of all claims, demands or charges (known or unknown) with respect to the waived condition and, to the extent that the Buyer had knowledge as of the time of the Closing with respect thereto, any facts or circumstances giving rise to or in respect of such waived condition, and (b) waived any opinion or certificate contemplated by Section 6.1 or 6.2 with respect to such matters. THE BUYER, AFTER CONSULTATION WITH LEGAL COUNSEL AND WITH FULL KNOWLEDGE OF THE CONSEQUENCES OF ITS ACTIONS, WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF
KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR."
Buyer's Initials:
SECTION 8. INDEMNIFICATION
8.1 Indemnification by Seller and Previti.
8.1.1. Ownership of the Assets.  The Seller and Previti shall jointly and severally indemnify, defend and hold harmless the Buyer and its officers, directors, stockholders and Affiliates from and against any and all material Losses, whether or not involving a third-party claim, directly based upon or directly arising from any material breach of the representations or warranties made by the Seller under Section 2.1.1 only (and no other agreement); provided, however, that the Seller's and Previti's indemnification obligations hereunder shall exist only with respect to Losses of which the Seller and Previti are timely notified in accordance with
Section 8.3.1.
8.1.2. Indemnification for Actual Fraud.  The Seller and Previti,
as to matters concerning the Consolidated Forecast Entities, shall jointly and severally indemnify, defend and hold harmless the Buyer and its officers, directors, stockholders and Affiliates from and against any and all Losses, whether or not involving a third-party claim (but expressly excluding all homeowner allegations of fraud or similar claims or class action claims), that are not reflected in the Financial Statements or on the Seller's Disclosure Schedule, as a result of, or based upon or arising from, any fraudulent misrepresentation made by the Seller in Section 2 (including, without limitation, fraudulent misrepresentations made by the Seller in
Section 2.13 regarding actually asserted and existing homeowner fraud claims); provided, however, that the Seller's and Previti's indemnification obligations hereunder shall exist only with respect to Losses of which the Seller and Previti are timely notified in accordance with Section 8.3.1; provided, further, any indemnification claim hereunder shall be filed in accordance with Section 10.10 by the Buyer within ninety (90) days after the Buyer's discovery thereof or the claim (and the applicable remedy) shall automatically be waived. Such fraudulent misrepresentation under this
Section 8.1.2 (a) must constitute "actual fraud" under the California Civil Code, (b) shall be determined based only on the actual (not imputed or constructive) knowledge of any of the Executive Officers, and (c) must be the subject of a final, non-appealable judgment.
8.1.3. Tax Indemnification.  From and after the Closing Date, the
Seller and Previti shall jointly and severally indemnify, defend and hold the Buyer harmless from and against any and all Taxes (including ad valorem taxes) with respect to the Assets for which the Buyer is liable, or that result in Encumbrances on any of the Assets:
(a) for any Tax period of the Seller that ends on or before
the Closing Date;
(b) relating to or arising out of the Excluded Liabilities;
and
(c) any taxes asserted against the Buyer or the Consolidated
Forecast Entities due to liability directly resulting from the Transfer.
The Seller's and Previti's indemnification obligations under this
Section 8.1.3 shall terminate upon the expiration of the applicable statute of limitations on assessment of the relevant Tax. The Seller's and Previti's liability under this Section 8.1.3 shall include any Losses with respect to the reasonable, necessary and actually incurred out-of-pocket costs and expenses of the Buyer directly incurred in responding to an examination, audit, administrative or court proceeding, or other procedure in which a Tax authority seeks to propose an adjustment, that if pursued successfully, would give rise to a liability for Taxes for which the Buyer would be eligible for indemnification under this Section 8.1.3. For purposes of this Section 8.1.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i)in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii)in the case of any Tax based upon or related to income or receipts (including franchise Taxes to the extent based upon income, receipts or earned surplus) be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date for the Seller.
8.2 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless Previti, the Seller, each of the Consolidated Forecast Entities and their officers, directors, employees, stockholders and Affiliates from and against any material Losses, whether or not involving a third-party claim, that are not reflected on the Buyer's Disclosure Schedule as a result of, or based upon or arising from, any fraudulent misrepresentation made by the Buyer under Section 3; provided, however, that the Buyer's indemnification obligations pursuant to this Section 8.2 shall exist only with respect to Losses of which the Buyer is timely notified in accordance with Section 8.3.1; provided, further, any indemnification claim hereunder shall be filed in accordance with Section 10.10 by the Seller or such Person within ninety
(90) days after such Person's discovery thereof or the claim (and the applicable remedy) shall automatically be waived. Such fraudulent misrepresentation under this Section 8.2 (a) must constitute "actual fraud" under the California Civil Code, (b) shall be determined based on the actual (not imputed or constructive) knowledge of the Buyer, and (c) must be the subject of a final, non-appealable judgment. Nothing herein shall limit the Buyer's liabilities (and indemnification obligations) with respect to any matter pertaining to the Buyer's Shares, including, without limitation, the disposition thereof, or any obligation of the Buyer under Section 5.5.4 or
Section 5.6.
8.3 Procedure.
8.3.1. Notice.  Any Indemnified Party with respect to any Loss shall give written notice to the Indemnifying Party, and such notice shall
(a) describe in reasonable detail the nature of the claim of Loss, (b) provide a copy of all papers served (and/or delivered) with respect to such claim (and/or any examination, audit or other procedure), if any, (c) set forth the basis of the Indemnified Party's request for indemnification under this Agreement, and (d) provide a waiver of any right to receive indemnification for such Loss under the Securities Purchase Agreement. Such notice to the Indemnifying Party shall be delivered by the Indemnified Party within thirty (30) days of the Indemnified Party's knowledge of such Loss and prior to the expiration of the applicable statutory period; provided, however, that any delay by the Indemnified Party beyond the aforesaid thirty
(30) day period shall not waive the Indemnified Party's claim regarding such Loss, except to the extent such delay prejudices (or could reasonably be expected to lead to the prejudice of) the Indemnifying Party's ability to effectively defend such claim, but in no event shall such notice be delayed by more than ninety (90) days of the Indemnified Party's knowledge of such Loss.
8.3.2. Defense.  If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall have the right and shall upon the written request of the Indemnified Party, defend any Actions brought against the Indemnified Party in respect of any Indemnifiable Claims with counsel of its choice reasonably acceptable to the Indemnified Party and, in the case of a Tax-related Action, tax advisors of its choice reasonably acceptable to the Indemnified Party. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (a) the Indemnifying Party and the Indemnified Party mutually agree in writing to the retention of such counsel, or (b) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and in the reasonable judgment of the Indemnified Party, representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inadvisable due to potential conflicts of interests between them. The Parties shall cooperate and may participate in the defense of all third-party claims which may give rise to Indemnifiable Claims hereunder. If the Indemnifying Party assumes the defense, (i) it shall be conclusively established for purposes of this Agreement that the claims made in the Action are within the scope of and subject to indemnification, but only if the Indemnifying Party assumed the defense pursuant to clause (a) above and not clause (b), and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's written consent (which consent shall not be unreasonably withheld) unless there is no finding or admission of any violation of legal requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, or the exclusive relief provided is monetary damages that are paid in full by the Indemnifying Party. If written notice is given to an Indemnifying Party of the commencement of any Action and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party's written notice is given, give written notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party shall be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party. In connection with the defense of any claim, each Party shall make available to the Party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of or necessary or appropriate for such defense.
8.3.3. Insurance Matters.  The amount of any Loss for which
indemnification is provided under Section 8.1 or 8.2 shall be net of, and subject to, any insurance proceeds received and the amount of any related deductible with respect to such Loss under any insurance policy maintained by the Buyer or the Seller. The Parties agree that, simultaneously with their actions to obtain indemnification for a Loss from the Indemnifying Party under this Agreement, the Indemnified Party shall use commercially reasonable efforts to recover any insurance proceeds that may be obtainable with respect to such Loss. The Seller shall reasonably cooperate, at no expense to the Seller, with the Buyer in the Buyer's efforts to seek to obtain insurance to cover any breaches or misrepresentations in the Seller's representation and warranties contained in this Agreement, if any. If such insurance proceeds or other contributions or reductions to the amount payable by the Indemnifying Party under this Section 8 is made available or otherwise determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 8, the Indemnified Party shall repay to the Indemnifying Party promptly after such determination (and in any event within ten (10) days after determination of the Indemnifying Party's right to receive such insurance proceeds), any amount the Indemnifying Party would not have had to pay pursuant to this
Section 8 had such determination been made at the time of such payment.
8.3.4. Indemnification in the Securities Purchase Agreement.  Any
payment to an Indemnified Party under Section 8.1 or 8.2 otherwise due and payable hereunder shall be decreased to the extent of any indemnification proceeds received under Section 8 of the Securities Purchase Agreement by the Indemnified Party with respect to the same Loss. Neither the Buyer nor the Seller shall have any right to receive indemnification payments under both this Agreement and the Securities Purchase Agreement for the same Loss.
8.3.5. Tax Treatment of Indemnification Payments.  Any payment under Section 8.1 shall be treated as an adjustment to the Purchase Price.
8.4 Survival.
8.4.1. The Seller.  The indemnification obligations of Previti under Sections 8.1.1 and 8.1.2 shall survive the Closing and terminate at the expiration of the applicable statutory period. The indemnification obligations of Previti under Section 8.1.3 shall survive indefinitely.
8.4.2. The Buyer.  The indemnification obligations of the Buyer under Sections 5.5.4, 5.6, 8.2 and the final sentence of 4.1 shall survive the Closing and shall terminate at the expiration of the applicable statutory period.
8.5 Indemnification Thresholds. Neither the Seller nor Previti shall be obligated to indemnify the Buyer pursuant to Section 8.1 until the aggregate amount of Losses for which such indemnification would otherwise be available under this Agreement or under the Securities Purchase Agreement is in excess of Six Hundred Fifty Thousand Dollars ($650,000), in which event Previti or the Seller, as applicable, shall be obligated to indemnify the Buyer for all material Losses from the first dollar. The Buyer shall not be obligated to indemnify the Seller pursuant to Section 8.2 until the aggregate amount of Losses for which such indemnification would otherwise be available is in excess of Six Hundred Fifty Thousand Dollars ($650,000) in which event the Buyer shall be obligated to indemnify Previti, the Seller or any of the Consolidated Forecast Entities for all Losses from the first dollar; provided, however, nothing herein shall limit the Buyer's liabilities (and indemnification obligations) with respect to the Buyer's indemnification obligations contained in Section 4.1 or with respect to any matter pertaining to the Buyer's Shares, including, without limitation, the disposition thereof, or any obligation of the Buyer under Section 5.5.4 or Section 5.6.
8.6 Seller Jointly and Severally Liable.  The Seller and Previti hereby agree to be jointly and severally liable for any Loss for which Previti or any Securities Seller is liable under Section 8 of the Securities Purchase Agreement.
SECTION 9. LIMITATION OF REMEDIES
9.1 Breach of Representations.  The indemnification obligations provided in Sections 8.1 and 8.2 shall be the sole and exclusive remedies available to any Party from any other Party or from any of the Consolidated Forecast Entities with respect to any Loss resulting from, or based upon or arising from, any breach of any of the representations or warranties made under this Agreement.
9.2 No Other Warranties.  Except as expressly set forth in this
Agreement and in the Securities Purchase Agreement or the Collateral Agreements, none of Previti, the Seller, their counsel, sales agents, nor any of their Affiliates or attorney of Previti, the Seller, their counsel, broker, or sales agents, nor any other party related in any way to any of the foregoing (each, a "Seller Party," and collectively, the "Seller Parties") have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to the Buyer with respect to the Assets or any other matters.
9.3 No Personal Liability of Any Other Person.  Except as specifically set forth herein, no Person (including, without limitation, the Seller) shall have any liability to the Buyer (or any Affiliate thereof) arising under this Agreement or in connection with the transactions contemplated under this Agreement (or any other related agreements). Moreover, notwithstanding anything else in this Agreement to the contrary, no officer, director or employee of any of the Consolidated Forecast Entities shall have any liability to the Buyer (or any Affiliate thereof) whatsoever, excepting solely as it may pertain to Previti pursuant to Sections 8.1.1, 8.1.2 and 8.1.3.
9.4 Failure to Perform Obligations.  Except as otherwise specifically set forth herein, the Parties agree that the performance obligations of each of the Parties contained herein shall survive Closing, and except as otherwise specifically set forth herein, nothing contained in this Agreement shall restrict or limit either Party's ability to bring or maintain an Action at Law or in equity with respect thereto.
SECTION 10. GENERAL
10.1 Amendments; Waivers. This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided by an authorized representative thereof.
10.2 Schedules; Exhibits; Integration.  Each Schedule and Exhibit
delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. Without limiting the effect of the foregoing provisions of this Section 10.2, except as expressly set forth in this Agreement, none of the Parties is making or shall be deemed to have made any representation, warranty or covenant of any kind, either express or implied.
10.3 Efforts; Further Assurances.  Each Party shall use its
commercially reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement. The Parties shall reasonably cooperate with each other in such actions and in securing requisite Approvals. Each Party shall execute and deliver both before and after the Closing such further certificates and other documents and take such other actions as any other Party may reasonably request in furtherance of and as contemplated by this Agreement to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Nothing herein shall modify, amend or extend the Closing Date.
10.4 Governing Law.  This Agreement, the legal relations between the
Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including, without limitation, the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the Laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.
10.5 Transfer; Successors and Assigns.  Except as contemplated herein, in the Securities Purchase Agreement or any Collateral Agreement, the Buyer may not assign or transfer this Agreement or any of the rights hereunder without the Seller's prior written consent, which consent shall not be required in the a case of a proposed assignment or transfer to an Affiliate of the Buyer so long as the Buyer (a) provides complete copies of all relevant documentation, (b) remains fully liable under this Agreement without any further documentation, and (c) unconditionally guarantees (i) any and all of the obligations and performance of the proposed assignee under this Agreement, and (ii) any and all of the Buyer's obligations under the Securities Purchase Agreement and the Collateral Agreements. In the event the Seller consents to any such assignment or transfer, the Seller may elect in its sole discretion, to pursue any of its remedies solely against the Buyer, or against the Buyer and the assignee or transferee. Any attempted assignment in violation of this Section 10.5 shall be void.
10.6 Headings.  The Table of Contents and the descriptive headings of the Sections, subsections and other subdivisions of this Agreement and of the Exhibits and Schedules are for convenience only and do not constitute a part of this Agreement.
10.7 Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument. Any signature page of this Agreement may be from any counterpart without impairing the legal effect of any signatures thereof, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages. Delivery by any Party or its respective representatives of telecopied (counterpart) signature pages shall be as binding an execution and delivery of this Agreement by such Party as if the other Party had received the actual physical copy of the entire Agreement with an ink signature from such Party.
10.8 Publicity and Reports.  The Seller and the Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with, and receiving approval from (which approval shall not be unreasonably withheld or delayed), the other Party, except to the extent that a particular action is required by applicable Law or the rules of any national securities exchange; provided, however, in such instance, the applicable Party shall use commercially reasonable efforts to inform the other of such action in writing in advance.
10.9 Confidentiality. All information disclosed by any Party (or its representatives) whether before or after the Effective Date, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other Party (or its representatives) shall be kept confidential by such other Party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except (a) to the extent that such information was known by the recipient when received, (b) to the extent that such information is or hereafter becomes lawfully obtainable from other sources, (c) to the extent that such information is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the disclosing Party, (d) as may otherwise be required by Law, or (e) to the extent such duty of confidentiality is waived in writing by the other Party. If a Party discloses any information related to this Agreement or the transactions contemplated hereunder pursuant to any of clauses (a) through (e) above, then such Party shall provide the other Party with written notice of such disclosure. If this Agreement is terminated in accordance with its terms, each Party shall return upon written request from the other Party all documents (and reproductions thereof) received by it or its representatives from such other Party (and, in the case of reproductions, all such reproductions made by the receiving Party) that include information not within exceptions set forth in clauses (a) through
(e) above, unless the recipients provide assurances reasonably satisfactory to the requesting Party that such documents have been destroyed.
10.10 Appointment of Reference; Waiver of Jury Trial.  Any action brought to interpret or enforce this Agreement may be tried by the reference procedures set forth in California Code of Civil Procedure Section 638 et seq. upon motion by any party to the appropriate Superior Court. A single referee that is an active judge shall be appointed by the presiding judge of the appropriate Superior Court, and the Action shall be placed on the expedited reference calendar. Each of the Seller and the Buyer hereby waives the right to trial by jury. During the pendency of the expedited reference proceeding, the Seller shall pay one-half of the cost of the referee and the Buyer shall pay the other half of such cost. Upon the conclusion of the referenced proceeding, the losing party shall pay all remaining unpaid costs of the referenced proceeding and shall reimburse the prevailing party (as shall be determined by the referee) for such costs previously paid by the prevailing party. Such reimbursement shall be included in any judgment or final order issued in the referenced proceeding, which judgment or order shall be non-appealable.
10.11 Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for
Section 10.5 (which is intended to be for the benefit of the persons provided for therein and may be enforced by such persons).
10.12 Knowledge Convention.  Statements in this Agreement or in any
Schedule, Exhibit, certificate or other documents delivered to any Party pursuant to this Agreement made "to the Seller's knowledge" (or words of similar intent or effect) shall be deemed to be made to the actual (not implied or constructive) knowledge of the applicable Executive Officers and shall not include any other Person's knowledge. The reference to the applicable Executive Officers shall not imply and shall not give rise to any personal liability of such persons. Statements in this Agreement or in any Schedule, Exhibit, certificate or other documents delivered to any Party pursuant to this Agreement stating the "Seller's expectations" (or words of similar intent or effect) shall be deemed to refer to the actual expectations of Previti and shall not include any other Person's expectations or any guarantee thereof.
10.13 Notices.  Except as otherwise expressly provided herein, all notices, requests, approvals, consents and demands to or upon the respective Parties hereto to be effective shall be in writing (and shall be delivered by hand, or nationally recognized courier service), and shall be deemed to have been duly given or made when delivered by hand, or, in the case of a nationally recognized courier service, one (1) business day after delivery to such courier service, addressed as follows, or to such other address as may be hereafter notified by the respective Parties hereto:
If to the Buyer, to:
Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701
Attn:  Peter Reinhart, Esq.
Telephone:	(732) 747-7800
Telecopy:	(732) 747-6835
and:
Hovnanian Enterprises, Inc.
1802 Brightseat Road
Landover, Maryland 20785-4235
Attn:  Mr. Geaton A. DeCesaris, Jr.
Telephone:	(301) 772-8900
Telecopy:	(301) 772-1380
with a copy to:
Simpson Thacher & Bartlett
10 Universal City Plaza
Suite 1850
Los Angeles, California 94608
Attn:  Daniel Clivner, Esq.
Telephone:	(818) 755-9613
Telecopy:	(818) 755-7009
If to Seller or Premier, to:
10670 Civic Center Drive
Rancho Cucamonga, California 91730
Attn:  Mr. James P. Previti (marked "Woodlands - Personal &
Confidential" and sent only after personal (not voice-mail)
notice to Mr. Previti)
Telephone:	(909) 987-7788
Telecopy:	(909) 980-7305
with a copy to:
10670 Civic Center Drive
Rancho Cucamonga, California 91730
Attn:  Larry R. Day, Esq. (marked "Woodlands - Personal &
Confidential" and sent only after personal (not voice-mail)
notice to Mr. Day)
Telephone:	(909) 987-7788
Telecopy:	(909) 987-8958
and:
O'Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, Suite 2600
San Francisco, California 94111-3305
Attn:  Peter T. Healy, Esq.
Telephone:	(415) 984-8833
Telecopy:	(415) 984-8701
10.14 Expenses. Except as otherwise expressly set forth herein, the Seller and the Buyer shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the fees, expenses and disbursements of their respective advisors, accountants, auditors and counsel. The Parties agree that the Seller shall pay the costs and expenses incurred in connection with the Title Policies; provided, however, that the Buyer agrees that it shall be solely responsible for any additional costs relating to any extended coverage or endorsements beyond that afforded by the Title Policy. The Parties agree that the Buyer shall pay the costs of the filing fee associated with a filing under the Hart-Scott-Rodino Act, if applicable. The Seller's expenses incurred prior to the Closing and not otherwise specifically allocated by this Agreement shall be paid by the Seller or by its Affiliates.
10.15 Remedies; Waiver. To the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
10.16 Attorneys' Fees. In the event of any Action by any Party arising under or out of, in connection with or in respect of, this Agreement or the transactions contemplated hereby, the prevailing Party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The Parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by Law, not be deemed merged into such judgment.
10.17 Representation by Counsel; Interpretation.  The Seller and the
Buyer each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including, without limitation,
Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Buyer and the Seller.
10.18 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
10.19 No Offset by Buyer. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor anyone claiming through the Buyer shall have any rights of offset under this Agreement or otherwise, in the event of any breach hereunder by the Seller, Previti or any Consolidated Forecast Entity, or any Affiliate thereof, including, without limitation, any right of offset or excuse to Buyer's performance respecting Buyer's obligations regarding the Buyer's Shares (including, without limitation, the disposition thereof), the price protective provisions set forth in Section 1.4.5, the adjustments to the Purchase Price set forth in Section 1.6, the indemnification provisions of Sections 5.6 and 8.2 or under the Securities Purchase Agreement or any of the Collateral Agreements.
10.20 No Offset by the Seller or Previti. Notwithstanding anything in this Agreement to the contrary, but expressly excepting any actions and/or inactions by the Buyer or its directors, officers, employees, representatives or agents that are directly related to the obligation of the Seller, Previti, or anyone claiming through any of them, none of the Seller, Previti, nor anyone claiming through them shall have any rights of offset under this Agreement or otherwise, in the event of any breach hereunder by the Buyer, or any Affiliate thereof, including, without limitation, any right of offset or excuse to the Seller's or Previti's performance respecting the indemnification provisions of Section 8.1 or under the Securities Purchase Agreement or any of the Collateral Agreements.
10.21 Cross Default with Securities Purchase Agreement.
10.21.1. Effectiveness of this Agreement. This Agreement shall not be operable or effective unless and until the Buyer, the Securities Sellers and Previti validly execute and deliver to the other parties thereto the Securities Purchase Agreement.
10.21.2. Default by Buyer. A default by the Buyer under the Securities Purchase Agreement shall constitute a default by the Buyer under this Agreement.
10.21.3. Default by Securities Sellers or Previti. A default by the Securities Sellers and/or Previti under the Securities Purchase Agreement shall constitute a default by Seller and/or Previti, as applicable, under this Agreement.
10.21.4. Termination.  In the event the Securities Purchase
Agreement is terminated pursuant to the terms thereof, this Agreement shall be deemed terminated as of the date of such termination of the Securities Purchase Agreement, at which time this Agreement shall be of no further force or effect except with respect to those obligations, which, pursuant to the express provision of this Agreement, are to survive the termination of this Agreement. (The remainder of this page intentionally left blank.

 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
"BUYER"

HOVNANIAN ENTERPRISES, INC., a Delaware
corporation


By: /S/Geaton DeCesaris, Jr.
	Its:  President of Homebuilding
Operations


"SELLER"

THE FORECAST GROUP, L.P., a California
limited partnership


By:  /S/Larry R. Day
	Its: Executive Vice President

"PREVITI"

JAMES P. PREVITI, an individual


By: /S/James P. Peviti